                            STOCK PURCHASE AGREEMENT

                     Dated as of June 9, 1998, by and among


                              United Rentals, Inc.
                                Power Rental Co.
                                 Irwin Schimmel
                                      and
                             I.S. Properties, L.P.

                               TABLE OF CONTENTS

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                                                                            ----

  1.  PURCHASE OF CORPORATION'S STOCK                                      2
      -------------------------------
 1.1  SHARES TO BE PURCHASED                                               2
      ----------------------
 1.2  CLOSING PAYMENT                                                      2
      ---------------
 1.3  ADJUSTMENTS TO PURCHASE PRICE                                        2
      -----------------------------
 1.4  HOLD BACK                                                            4
      ---------
 1.5  ADDITIONAL PURCHASE PRICE                                            7
      -------------------------
 1.6  EXCLUDED ASSETS                                                      7
      ---------------

  2.  CLOSING TIME AND PLACE                                               7
      ----------------------

  3.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS                   7
      --------------------------------------------------
 3.1  ORGANIZATION, STANDING AND QUALIFICATION                             8
      ----------------------------------------
 3.2  CAPITALIZATION                                                       8
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 3.3  ALL STOCK BEING ACQUIRED                                             8
      ------------------------
 3.4  AUTHORITY FOR AGREEMENT                                              8
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 3.5  NO BREACH OR DEFAULT                                                 8
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 3.6  SUBSIDIARIES                                                         9
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 3.7  FINANCIAL STATEMENTS                                                 9
      --------------------
 3.8  LIABILITIES                                                          9
      -----------
 3.9  RENTAL ASSET LISTING                                                10
      --------------------
3.10  PERMITS AND LICENSES                                                11
      --------------------
3.11  CERTAIN RECEIVABLES                                                 12
      -------------------
3.12  FIXED ASSETS AND REAL PROPERTY                                      13
      ------------------------------
3.13  ACQUISITION/DISPOSAL OF ASSETS                                      14
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3.14  CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS                      14
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3.15  INSURANCE                                                           14
      ---------
3.16  PERSONNEL                                                           15
      ---------
3.17  BENEFIT PLANS AND UNION CONTRACTS                                   15
      ---------------------------------
3.18  TAXES                                                               16
      -----
3.19  COPIES COMPLETE; REQUIRED CONSENTS                                  17
      ----------------------------------
3.20  PRODUCT QUALITY, WARRANTY CLAIMS, PRODUCT LIABILITY                 17
      ---------------------------------------------------
3.21  NO CHANGE WITH RESPECT TO CORPORATION                               18
      -------------------------------------
3.22  EFFECTIVE DATE DEBT; WORKING CAPITAL; EFFECTIVE DATE LIABILITIES    19
      ----------------------------------------------------------------
3.23  BANK ACCOUNTS                                                       19
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3.24  COMPLIANCE WITH LAWS                                                20
      --------------------
3.25  POWERS OF ATTORNEY                                                  20
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3.26  UNDERGROUND STORAGE TANKS                                           20
      -------------------------
3.27  PATENTS, TRADEMARKS, TRADE NAMES, ETC.                              21
      --------------------------------------
3.28  ASSETS, ETC., NECESSARY TO BUSINESS                                 21
      -----------------------------------

                                                                            Page
                                                                            ----

3.29  CONDEMNATION                                                            22
      ------------
3.30  MANUFACTURERS, SUPPLIERS AND CUSTOMERS                                  22
      --------------------------------------
3.31  ABSENCE OF CERTAIN BUSINESS PRACTICES                                   22
      -------------------------------------
3.32  RELATED PARTY TRANSACTIONS                                              22
      --------------------------
3.33  DISCLOSURE SCHEDULES                                                    22
      --------------------
3.34  NO MISLEADING STATEMENTS                                                23
      ------------------------
3.35  ACCURATE AND COMPLETE RECORDS                                           23
      -----------------------------
3.36  KNOWLEDGE                                                               23
      ---------
3.37  BROKERS; FINDERS                                                        23
      ----------------

  4.  REPRESENTATIONS AND WARRANTIES OF UNITED                                25
      ----------------------------------------
 4.1  EXISTENCE AND GOOD STANDING                                             25
      ---------------------------
 4.2  NO BREACH OF DEFAULT                                                    25
      --------------------
 4.3  AUTHORIZATION OF AGREEMENT                                              25
      --------------------------
 4.4  NO MISLEADING STATEMENTS                                                26
      ------------------------
 4.5  BROKERS; FINDERS                                                        26
      ----------------
 4.6  DISCLOSURE SCHEDULES                                                    26
      --------------------
  5.  CLOSING DELIVERIES                                                      26
      ------------------
 5.1  UNITED DELIVERIES                                                       26
      -----------------
 5.2  SHAREHOLDERS DELIVERIES                                                 27
      -----------------------

  6.  ADDITIONAL COVENANTS OF UNITED, THE CORPORATION AND THE SHAREHOLDERS    29
      --------------------------------------------------------------------
 6.1  FURTHER ASSURANCES AND ADDITIONAL CONVEYANCES                           29
      ---------------------------------------------
 6.2  RELEASE OF GUARANTIES                                                   29
      ---------------------
 6.3  CONFIDENTIALITY                                                         29
      ---------------
 6.4  BROKERS AND FINDERS FEES                                                30
      ------------------------
 6.5  TAXES                                                                   30
      -----
 6.6  SHORT YEAR TAX RETURNS                                                  30
      ----------------------
 6.7  GENERAL RELEASE BY SHAREHOLDERS                                         31
      -------------------------------
 6.8  SHAREHOLDERS' REPRESENTATIVE                                            31
      ----------------------------
 6.9  ACCRUED BONUS, PROFIT SHARING AND VACATION                              32
      ------------------------------------------
6.10  REPAYMENT OF EFFECTIVE DATE DEBT AND PAYMENT OF PREPAYMENT PENALTIES    32
      --------------------------------------------------------------------
6.11  CONDUCT OF BUSINESS AFTER CLOSING                                       33
      ---------------------------------

  7.  INDEMNIFICATION                                                         33
      ---------------
 7.1  INDEMNITY BY THE SHAREHOLDERS                                           33
      -----------------------------
 7.2  LIMITATIONS ON SHAREHOLDERS' INDEMNITIES                                34
      ----------------------------------------
 7.4  LIMITATIONS ON UNITED'S INDEMNITIES                                     36
      -----------------------------------
 7.5  NOTICE OF INDEMNITY CLAIM                                               36
      -------------------------
 7.6  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS                  37
      ------------------------------------------------------
 7.7  NO EXHAUSTION OF REMEDIES OR SUBROGATION; RIGHT OF SET OFF              38
      ----------------------------------------------------------
                                                                    Page
                                                                    ----

  8.  OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND UNITED    38
      -----------------------------------------------------------
 8.1  RESTRICTIVE COVENANTS OF THE SHAREHOLDERS                      38
      -----------------------------------------
 8.2  RESTRICTIVE COVENANT OF UNITED                                 40
      ------------------------------
 8.3  RIGHTS AND REMEDIES UPON BREACH                                40
      -------------------------------

  9.  GENERAL                                                        41
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 9.1  ASSIGNMENT                                                     41
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 9.2  COUNTERPARTS                                                   42
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 9.3  NOTICES                                                        42
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 9.4  ATTORNEYS' FEES                                                42
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 9.5  APPLICABLE LAW AND VENUE                                       43
      ------------------------
 9.6  PAYMENT OF FEES AND EXPENSES                                   43
      ----------------------------
 9.7  INCORPORATION BY REFERENCE                                     43
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 9.8  CAPTIONS                                                       43
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 9.9  NUMBER AND GENDER OF WORDS                                     43
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9.10  ENTIRE AGREEMENT                                               43
      ----------------
9.11  WAIVER                                                         43
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9.12  CONSTRUCTION                                                   43
      ------------

 10.  ARBITRATION AND DISPUTE RESOLUTION                             44
      ----------------------------------

 11.  GLOSSARY                                                       44
      --------

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT, dated as of June 9, 1998, is entered into by and among United Rentals, Inc., a Delaware corporation ("UNITED"), Power Rental Co., an Oregon corporation doing business as "Power Rents" (the "CORPORATION"), and Irwin Schimmel ("IRWIN") and I.S. Properties, L.P., a Washington limited partnership ("I.S. PROPERTIES," and collectively with Irwin, the "SHAREHOLDERS").

     WHEREAS, the Corporation is engaged in the equipment rental, sales and service business at eighteen (18) locations in the States of Idaho, Oregon and Washington;

     WHEREAS, concurrent with the Closing (as defined in Section 2), the Corporation shall redeem from the Shareholders a portion of the Corporation's issued and outstanding capital stock (the "REDEEMED STOCK") and in exchange therefor the Corporation shall pay to the Shareholders the Excluded Assets (as defined in Section 1.6);

     WHEREAS, the Shareholders own, and intend to sell to United pursuant to this Agreement, all of the issued and outstanding capital stock of the Corporation (the "CORPORATION'S STOCK") other than the Redeemed Stock;

     WHEREAS, United wishes to acquire from the Shareholders all of the Corporation's Stock;

     WHEREAS, concurrent with the execution of this Agreement, the Corporation will enter into leases (the "LEASES") with (i) I.S. Properties, of which Irwin is the general partner, for the locations used by the Corporation at Tigard, Hillsboro and Gresham, Oregon, and (ii) Four S. Properties Limited Partnership ("FOUR S," and together with I.S. Properties, the "LANDLORD"), of which Irwin is the sole member of the limited liability company which is the general partner, for the locations used by the Corporation at Salem and Redmond, Oregon and Spokane, Washington;

     WHEREAS, concurrent with Closing, the Corporation will enter into the Purchase Option Assignment Agreement (the "PURCHASE OPTION ASSIGNMENT AGREEMENT") with the Shareholders or any of their designated Affiliates pursuant to which (i) the Corporation will assign to the Shareholders or their designated Affiliates any existing purchase options related to existing leases with third-party lessors (i.e., lessors other than the Landlord) to which the Corporation
               ----
is a party and (ii) the Shareholders or their designated Affiliates covenant that, upon exercising any such purchase option, they shall, upon the Corporation's request, enter into a new lease in the form attached hereto as
Exhibit 5.1(i);

     WHEREAS, concurrent with the execution of this Agreement, United or one of its subsidiaries will enter into a Agreement Regarding Development Proposals with the Shareholders relating to future sites in the states of Oregon, Idaho and Washington to be developed by United (the "DEVELOPMENT AGREEMENT"); and

     WHEREAS, (i) concurrent with the execution of this Agreement, United will enter into the Irwin Employment Agreement (as defined in Section 5.1(d)) with Irwin and (ii) United shall cause the Corporation to enter into (A) the James Employment Agreement (as defined in Section 5.1(e)) with James Schimmel ("JAMES"), (B) the Steve Employment Agreement (as defined in Section 5.1(f)) with Steven Schimmel ("STEVE") and (C) the Brian Employment Agreement (as defined in Section 5.1(g)) with Brian G. Spencer ("BRIAN").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

     1.   PURCHASE OF CORPORATION'S STOCK
          -------------------------------

1.1  SHARES TO BE PURCHASED.  At the Closing (i) the Corporation shall redeem
     ----------------------
the Redeemed Stock indicated on Schedule 3.2 and in exchange therefor the Corporation shall pay to the Shareholders the Excluded Assets and (ii) the Shareholders shall sell and deliver to United all of the remaining issued and outstanding shares of the Corporation's Stock, being the number of shares of the Corporation set forth on Schedule 3.2 opposite each Shareholder's name. At the Closing, United shall purchase the Corporation's Stock and in exchange therefor shall deliver to the Shareholders at the Closing or thereafter as provided by this Agreement cash and United Stock (as defined in Section 1.2) equal to (i) the purchase price described in Section 1.2, subject to (a) adjustment as provided in Section 1.3 and (b) adjustment to the Hold Back (as defined in Section 1.4) as provided in Section 1.4, and (ii) payment of additional contingent purchase price, if any, as provided in Section 1.5 (collectively, the "PURCHASE PRICE").

1.2  CLOSING PAYMENT.  The portion of the Purchase Price payable on the Closing
     ---------------
Date is eighty-nine million dollars ($89,000,000) less the Hold Back, subject to adjustment as provided in Section 1.3. The portion of the Purchase Price payable on the Closing Date, as so adjusted, less the Hold Back shall be paid as follows: (a) at the Closing, United shall deliver to the Shareholders, in such denominations as they shall specify to United four (4) business days prior to the Closing Date, an aggregate of 317,045 shares of United Common Stock, $0.01 par value (the "UNITED STOCK"), and (b) seventy-nine million dollars ($79,000,000.00), as so adjusted in accordance with Section 1.3 and less the Hold Back, shall be paid in cash at the Closing by wire transfer to the accounts of the Shareholders as set forth on Schedule 3.2.

1.3  ADJUSTMENTS TO PURCHASE PRICE.  The Purchase Price shall be adjusted as
     -----------------------------
     follows:

         1. The estimated Effective Date Debt shall be subtracted from the Purchase Price on the Closing Date and the actual Effective Date Debt shall be calculated as part of the Liabilities Adjustment pursuant to Section 1.4(c) hereof. The "EFFECTIVE DATE DEBT" is set forth on Schedule 1.3(a) and shall include: (i) the amount of the aggregate debt (excluding Effective Date Liabilities (as defined in Section 1.3(c))) of the Corporation outstanding on the Effective Date to be repaid by United at or immediately after the Closing Date; (ii) to the extent not included in clause (i) of this Section 1.3(a), any debt or other payment obligation incurred pursuant to "floor planning" arrangements entered into with vendors of equipment held for sale by the Corporation; and (iii) the aggregate amount of the present value of all capitalized equipment lease obligations (determined in accordance with generally accepted accounting principles) of the Corporation to the extent not included in clause (i) of this Section 1.3(a). The aggregate amount of prepayment penalties incurred or to be incurred by United or the Corporation in connection with the repayment of debt described in clause
     (i) of the definition of Effective Date Debt (the "PREPAYMENT PENALTIES") in excess of $125,000 shall be included in Effective Date Debt. Schedule 1.3(a) includes wire transfer instructions for creditors whose Effective Date Debt United has designated for payment, and attached to Schedule 1.3(a) are pay-off letters or instructions from such creditors in the form provided by United's bank.

         1. The amount by which the estimated Effective Date Working Capital is greater or less than the March 31 Working Capital shall be added to or subtracted from the Purchase Price, as the case may be, on the Closing Date and the actual Effective Date Working Capital shall be calculated as part of the Working Capital Adjustment pursuant to Section 1.4(d) hereof. The "MARCH 31 WORKING CAPITAL" shall be determined by subtracting the March 31 Current Liabilities from the March 31 Current Assets. The "MARCH 31 CURRENT ASSETS" consist of the amount of the aggregate current assets (excluding any such current assets included in Excluded Assets (as defined in Section 1.6)) of the Corporation as of March 31, 1998, including prepaid expenses the benefit of which survives the Closing. The "MARCH 31 CURRENT LIABILITIES" consist of the amount of the aggregate current liabilities (excluding any liabilities included in Effective Date Debt and all accrued bonus and profit-sharing obligations incurred in the ordinary course of business consistent with past practice) and trade payables of the Corporation as of March 31, 1998. The "EFFECTIVE DATE WORKING CAPITAL" consists of the same items included in the March 31 Working Capital as of the Effective Date, except $300,000 in previously expensed merchandise and inventory shall be excluded from aggregate Effective Date Current Liabilities. The March 31 Working Capital and the estimated Effective Date Working Capital are set forth on Schedule 1.3(b). For purposes of valuing the accounts receivable of the Corporation in determining March 31 Current Assets and Effective Date Current Assets, such accounts receivable will be valued at their face value less an allowance of $170,000 for uncollectibility (the accounts receivable as so reduced, the "MARCH 31 ACCOUNTS RECEIVABLE" or "EFFECTIVE DATE ACCOUNTS RECEIVABLE," as the case may be).

         1. The estimated Effective Date Liabilities shall be subtracted from the Purchase Price on the Closing Date and the actual Effective Date Liabilities shall be calculated as part of the Liabilities Adjustment pursuant to Section 1.4(c) hereof. The "EFFECTIVE DATE LIABILITIES" shall consist of all of the liabilities of the Corporation as of the Effective Date other than the following: (i) the Effective Date Debt; (ii) deferred income tax liabilities, and (iii) accrued bonus and profit sharing obligations incurred in the ordinary course of business consistent with past practices. The aggregate amount of estimated Effective Date Liabilities is set forth on Schedule 1.3(c).

         1. The estimated aggregate invoice value of new rental equipment (which has been capitalized), which Equipment was not included in the Rental Asset Listing described in Section 1.4(b) because it was acquired by the Corporation after the date of the Rental Asset Listing, and other capital assets which were acquired after November 1, 1997, which Equipment and other capital assets have not been disposed of prior to the Effective Date, shall be added to the Purchase Price. The estimated aggregate invoice value of new rental equipment (which has been capitalized), which Equipment was not included in the Rental Asset Listing described in Section 1.4(b) because it was acquired by the Corporation after the date of the Rental Asset Listing, and other capital assets which were acquired after November 1, 1997, which Equipment and other capital assets have been disposed of prior to the Effective Date, shall not be added to the Purchase Price and any proceeds received from the disposition of such Equipment or other capital assets shall not be subtracted from the Purchase Price. Fifty percent (50%) of the net sale proceeds of any rental equipment which was included on the Rental Asset listing and other capital assets and which has been disposed of after the date of the Rental Asset Listing shall be subtracted from the Purchase Price. All such equipment and other capital assets acquired or disposed of as described in this Section 1.3(d) is listed on Schedule 1.3(d).

         1. The Purchase Price shall be reduced by $150,000 which is the estimated cost that the Corporation will incur after the Effective Date to repair to rental ready condition the Equipment listed on the Rental Asset Listing and Schedule 1.3(d) which require repair or to repair the Equipment which is rented as of the Effective Date and will require repair upon return to the Corporation.

         1. The unamortized cost of tenant improvements as of the Effective Date made by the Corporation at any Facility (as defined in Section 3.10(b)) leased by the Corporation from a party who is not a Shareholder or Affiliate of a Shareholder shall be added to the Purchase Price. All such unamortized costs are listed on Schedule 1.3(f).

1.4  HOLD BACK.  The Shareholders and United hereby acknowledge and agree that
     ---------
the adjustments to the Purchase Price on the Closing Date described in Sections 1.3(a), 1.3(b) and 1.3(c) are based on financial statements of the Corporation as of the Effective Date which include adjustments that would normally arise during a year-end review of such financial statements (but such financial statements do not include footnotes) and the Shareholders and United hereby agree that the Adjustments to the Hold Back (as defined in Section 1.4(a)) shall be based on financial statements which shall include adjustments that would normally arise during a year-end review of such financial statements, but such financial statements shall not be required to includes footnotes.

         a) United shall hold back five million dollars ($5,000,000) from the cash portion of the Purchase Price (the "HOLD BACK"), which amount shall be deposited by United with Northwestern Trust and Investors Advisory Company (the "ESCROW AGENT") to be held pursuant to an Escrow Agreement (the "ESCROW AGREEMENT") for later distribution pending the determination of the amount of the Equipment Adjustment, Liabilities Adjustment and Working Capital Adjustment pursuant to

     Sections 1.4(b), 1.4(c) and 1.4(d), respectively. United and the Shareholders' Representative (as defined in Section 6.8(a)) will use reasonable efforts to complete the Equipment Adjustment, the Liabilities Adjustment and the Working Capital Adjustment within one hundred and twenty
     (120) days after the Closing Date. If there is no disagreement between United and the Shareholders' Representative regarding the Equipment Adjustment, the Liabilities Adjustment and the Working Capital Adjustment, United and the Shareholders' Representative will adjust the Hold Back by the amount of such Adjustments and will instruct the Escrow Agent to release the Hold Back, as adjusted, to the Shareholders one hundred and thirty (130) days after the Closing Date. In the event of any disagreement between United and the Shareholders' Representative regarding the dollar amount of any such adjustment, United and the Shareholders' Representative shall nevertheless adjust the Hold Back by the amount of such Adjustments not in dispute and will instruct the Escrow Agent to release to the Shareholders any portion of the Hold Back, as adjusted, that is not in dispute. Promptly upon resolution of any such disagreement in accordance with the terms hereof, United and the Shareholders' Representative shall adjust the remaining portion of the Hold Back and shall instruct the Escrow Agent to release to the Shareholders any remaining portion of the Hold Back, as adjusted, to which the Shareholders are entitled. Notwithstanding the foregoing, United and the Shareholders hereby agree that (i) if the Purchase Price is increased as a result of the adjustments pursuant to Sections 1.4(b), 1.4(c) and 1.4(d), then United shall pay to the Shareholders the amount of such increase and (ii) if the Purchase Price is reduced, as a result of the adjustments pursuant to Sections 1.4(b), 1.4(c) and 1.4(d), by an amount which is greater than the Hold Back, then the Shareholders shall pay to United an amount equal to (x) the aggregate amount of the adjustments pursuant to Sections 1.4(b), 1.4(c) and 1.4(d) minus (y) the Hold Back.
     -----

          a) Schedule 1.4(b) (the "RENTAL ASSET LISTING") sets forth the asset description, make, model, original cost and net book value of substantially all capitalized equipment held by the Corporation for rent to customers as of November 1, 1997. As used herein, the term "EQUIPMENT" means all of the equipment listed on the Rental Asset Listing and Schedule 1.3(d). Within one hundred and twenty (120) days following the Closing Date, United and the Shareholders' Representative jointly shall complete a physical inventory of each item of Equipment on the Rental Asset Listing and
     Schedule 1.3(d), including by visiting renters' locations as necessary to inspect such Equipment. The Purchase Price shall be reduced (the "EQUIPMENT ADJUSTMENT") for each item of Equipment listed on the Rental Asset Listing which has been sold but not included on Schedule 1.3(d) or is missing. The reduction in the Purchase Price shall be an aggregate amount equal to (i) the fair market value (as determined by United and the Shareholders' Representative) of all missing Equipment, and (ii) the net proceeds to the Corporation received from the sale of Equipment (i.e. gross proceeds from the sale of Equipment minus any selling expenses) sold between the date of the Rental Asset Listing and the Effective Date. In the event of a Purchase Price reduction due to an Equipment Adjustment, United shall be entitled to retain a portion of the Hold Back equal to such reduction. Any disputes as to the physical count or fair market value of any item of Equipment will, if possible, be resolved by representatives of United and the Shareholders' Representative while the physical inventory of such Equipment is being taken. Any such disputes not so resolved will be resolved by arbitration in accordance with Section 10.

          a) The Purchase Price shall be increased or reduced (the "LIABILITIES ADJUSTMENT") on a dollar-for-dollar basis to the extent the actual Effective Date Debt and Effective Date Liabilities are less than or greater than, as the case may be, the amount set forth on Schedule 1.3(a) and
     Schedule 1.3(c), respectively. Actual Effective Date Debt and Effective Date Liabilities shall be determined by United and the Shareholder's representative within one hundred and twenty (120) days following the Closing Date. Any disputes as to the actual Effective Date Debt and Effective Date Liabilities will, if possible, be resolved by United and the Shareholders' Representative. Any disputes regarding the foregoing not so resolved will be resolved by arbitration in accordance with Section 10.

          a) The adjustment made to the Purchase Price wired on the Closing Date pursuant to Section 1.3(b) is based on Schedule 1.3(b) as delivered at the Closing, which the parties understand includes only an estimate of the Effective Date Working Capital. Within one hundred and twenty (120) days after the Closing Date, United and the Shareholders' Representative will determine the actual Effective Date Working Capital and the Purchase Price shall be adjusted on a dollar-for-dollar basis by the amount, if any, by which the actual Effective Date Working Capital determined pursuant to this
     Section 1.4(d) is greater or less than the amount of the estimated Effective Date Working Capital set forth on Schedule 1.3(b). The Purchase Price shall be reduced one hundred and twenty (120) days after the Closing Date by the amount, if any, by which the value of the Effective Date Accounts Receivable collected within one hundred and twenty (120) days after the Closing Date is less than the value of the Effective Date Accounts Receivable included in the Effective Date Current Assets. United will cause the Corporation to use reasonable efforts to collect all such Effective Date Accounts Receivable within one hundred and twenty (120) days after the Closing Date. Payments received within one hundred and twenty
     (120) days after the Closing Date on accounts receivable for customers who generate accounts receivable before and after the Closing Date shall be credited to the oldest receivables first until the payments have been fully credited. The Effective Date Accounts Receivable not collected within one hundred and twenty (120) days after the Closing Date shall be transferred to the Shareholders' Representative, who shall hold and attempt to collect such Effective Date Accounts Receivable for the benefit of the Shareholders. The Corporation shall have no right to receive any of such collections and shall have no obligation to assist the Shareholders Representative or the Shareholders in the collection of such Effective Date Accounts Receivable. The adjustments pursuant to this Section 1.4(d) are herein called the "WORKING CAPITAL ADJUSTMENT." If the Purchase Price increases as a result of the Working Capital Adjustment, United will pay any additional amount due to the Shareholders as provided in Section 1.4(a); if the Purchase Price declines, United may deduct the amount by which the Purchase Price declines from the Hold Back as provided in Section 1.4(a). To the extent the parties disagree on the amount of any Working Capital Adjustment, United and the Shareholders' Representative will attempt to resolve such dispute and, if they are unable to do so, such dispute shall be decided by arbitration in accordance with Section 10.

1.5  ADDITIONAL PURCHASE PRICE. As additional contingent Purchase Price, United
     -------------------------
shall pay the Shareholders an amount equal to three percent (3%) of Trailing Twelve Months Revenue in the Target Market for each of the three successive twelve month periods commencing on the first day of the calendar month after the month in which the Closing Date occurs, but in no event shall United be obligated to pay the Shareholders an amount more than ten million dollars ($10,000,000) in the aggregate pursuant to this Section 1.5. Each payment pursuant to this Section 1.5 shall be made within ninety (90) days after the end of the twelve month period to which such payment relates, and shall be made to the Shareholders in the proportions set forth on Schedule 3.2. "TARGET MARKET" means the States of Oregon, Washington and Idaho. "TRAILING TWELVE MONTHS REVENUE" means the revenue of United and its subsidiaries determined in accordance with generally accepted accounting principles, in the Target Market during the applicable twelve month period, derived from the rental of equipment, sale of inventory, and sale of rental equipment in the ordinary course of business similar to that presently conducted by Corporation determined, to the extent reasonably practicable, in the same manner as net revenues of the Corporation were determined in the Financial Statements (as defined in Section 3.7); provided, however, that revenue generated from activities outside the ordinary course of business similar to that presently conducted by the Corporation (including divestitures or sales by United or its subsidiaries of (i) non-core assets not reasonably related to United's or its subsidiaries' business, (ii) real property and (iii) shares of stock of a business, or all or substantially all of the assets of a business) shall not be included in the "Trailing Twelve Months Revenue."

1.6  EXCLUDED ASSETS.  The Assets of the Corporation listed on Schedule 1.6 (the
     ---------------
"EXCLUDED ASSETS") shall be distributed to the Shareholders or an Affiliate of the Shareholders concurrent to the Closing in exchange for the Redeemed Stock, and United shall acquire no interest in or claim to any of the Excluded Assets.

     1.   CLOSING TIME AND PLACE
          ----------------------

The closing of the transactions contemplated herein (the "CLOSING") shall take place simultaneous with the execution of this Agreement (the "CLOSING DATE"). The Closing shall take place at the Law Offices of Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, Suite 1800, San Francisco, California 94111. At the Closing, United and the Shareholders delivered to each other the documents, instruments and other items described in Section 5 of this Agreement. For all purposes, the Closing shall be deemed effective as of 12:01 a.m. on June 1, 1998 (the "EFFECTIVE DATE").

     1.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
          --------------------------------------------------

The Shareholders, jointly and severally, (i) represent and warrant that each of the following representations and warranties is true as of the Closing Date with respect to the Shareholders and the Corporation, as the case may be, except as otherwise specifically provided in certain representations and warranties, and (ii) agree that such representations and warranties shall survive the Closing.

3.1  ORGANIZATION, STANDING AND QUALIFICATION.  The Corporation is duly
     ----------------------------------------
organized, validly existing and in good standing under the laws of the State of Oregon. The Corporation has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. The Corporation is duly qualified to transact business as a foreign corporation in the States of Idaho and Washington and is not required to be qualified or licensed to conduct business as a foreign corporation in any other jurisdiction.

3.2  CAPITALIZATION.  Schedule 3.2 sets forth, as of the Closing Date, the
     --------------
authorized and outstanding capital stock of the Corporation, the name, addresses and social security numbers or taxpayer identification numbers of the record and beneficial owners thereof, and the number of shares so owned, and wire transfer instructions for each Shareholder relating to the bank account to which each such Shareholder's pro rata share of the Purchase Price should be sent. On the Closing Date, all of the issued and outstanding shares of the capital stock of the Corporation were owned of record and beneficially by the Shareholders, as set forth in Schedule 3.2, and were free and clear of all liens, security interests, encumbrances and claims of every kind. Each share of the capital stock of the Corporation is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of the Corporation. No option, warrant, call, conversion right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of the Corporation) exists which obligates the Corporation to issue any of its authorized but unissued capital stock or other equity interest, or which obligates any Shareholder to transfer any Corporation's Stock to any person.

3.3  ALL STOCK BEING ACQUIRED.  The Corporation's Stock being acquired by United
     ------------------------
hereunder and the Redeemed Stock constitutes all of the outstanding capital stock of the Corporation.

3.4  AUTHORITY FOR AGREEMENT.  The Corporation and each of the Shareholders have
     -----------------------
full right, power and authority to enter into this Agreement and to perform its, his or her obligations hereunder and the Corporation has the full right, power and authority to redeem the Redeemed Stock. The execution and delivery of this Agreement and the redemption of the Redeemed Stock by the Corporation have been duly authorized by its Board of Directors. This Agreement has been duly and validly executed and delivered by the Corporation and the Shareholders and, subject to the due authorization, execution and delivery by United, constitutes the legal, valid and binding obligation of the Corporation and the Shareholders enforceable against the Corporation and the Shareholders in accordance with its terms.

3.5  NO BREACH OR DEFAULT.  Except as disclosed on Schedule 3.5, the execution
     --------------------
and delivery by the Corporation and the Shareholders of this Agreement, the redemption of the Redeemed Stock, and the consummation by the Shareholders of the transactions contemplated hereby, do not and will not:

          1. result in the breach of any of the material terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, in any manner release any party from any material obligation under, require any consent under, or will result in any lien, claim, or encumbrance on the Corporation's Stock or the assets of the Corporation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which the Corporation or any of the Shareholders is a party, or by which the Corporation, the Shareholders or any of its, his or her assets, is or may be bound or affected; or

          1. violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or

          1. violate the Articles of Incorporation or Bylaws of the Corporation.

3.6  SUBSIDIARIES.  Schedule 3.6 lists as of the Closing Date any and all
     ------------
subsidiaries of the Corporation and any securities of any other corporation or any securities or other interest in any other business entity owned by the Corporation or any of its subsidiaries.

3.7  FINANCIAL STATEMENTS.  The Corporation has delivered to United, as
     --------------------
Schedule 3.7, copies of the following financial statements ("FINANCIAL STATEMENTS"): financial statements for the fiscal year ended July 31, 1996 and 1997, reviewed by William J. Conley, P.C., Certified Public Accountants, and unaudited interim Financial Statements for the Corporation for the period ended March 31, 1998 (the "BALANCE SHEET DATE"). The Financial Statements are true and correct and fairly present (i) the financial position of the Corporation as of the respective dates of the balance sheets included in said statements, and
(ii) the results of operations for the respective periods indicated. The Financial Statements have been prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, except that the unaudited interim Financial Statements for the Corporation as of the Balance Sheet Date includes estimated adjustments that would normally arise during a year-end review of such Financial Statements, but do not include footnotes.

3.8  LIABILITIES.  Schedules 3.8(a), (b), (c) and (d), are accurate lists and
     -----------
descriptions of all liabilities of the Corporation required to be described below in the format set forth below.

          1. Schedule 3.8(a) lists, as of the Effective Date, all indebtedness for money borrowed and all other fixed and uncontested liabilities of any kind, character and description (excluding all trade payables and real and personal property leasehold interests included in Schedule 3.8(d)) not included in Effective Date Debt and Effective Date Liabilities, whether reflected or not reflected on the Financial Statements and whether accrued or absolute, and states as to each such liability the amount of such liability and to whom payable.

          1. Schedule 3.8(b) lists, as of the Closing Date, all claims, suits and proceedings which are pending against the Corporation, all contingent liabilities and, to the knowledge of the Corporation and the Shareholders, all claims, suits and proceedings threatened or anticipated against the Corporation which are not covered by insurance or are in excess of $25,000 (whether covered by insurance or not). Schedule 3.8(b) includes a summary description of each such liability, including, without limitation, (A) the name of each court, agency, bureau, board or body before which any such claim, suit or proceeding is pending, (B) the date such claim, suit or proceeding was instituted, (C) the parties to such claim, suit or proceeding, (D) a brief description of the factual basis alleged to underlie such claim, suit or proceeding, including the date or dates of all material occurrences, and
     (E) the amount claimed and other relief sought, together with copies of all material documents, reports and other records relating thereto to the extent that they are in the Corporation's or the Shareholders' possession or control.

          1. Schedule 3.8(c) lists, as of the Effective Date and to the extent not otherwise included in Schedule 3.8(a) or securing Effective Date Debt, all liens, claims and encumbrances secured by or otherwise affecting any asset of the Corporation (including any Corporate Property (as defined in Section 3.12(b)), including a description of the nature of such lien, claim or encumbrance, the amount secured if it secures a liability, the nature of the obligation secured, and the party holding such lien, claim or encumbrance.

          1. Schedule 3.8(d) has attached to it copies of leases (other than the Leases) for all real and personal property leasehold interests (other than personal property leasehold interests (i) included in Effective Date Debt or (ii) for which the remaining required lease payments are less than $25,000 over the remaining life of the lease, provided that the aggregate remaining lease payments under all such leases does not exceed $250,000) to which the Corporation is a party as lessor or lessee or, to the knowledge of the Corporation or the Shareholders, affecting or relating to any Corporate Property (as of the Effective Date and to the extent not otherwise included in the Financial Statements or Schedules 3.8(a) and
     (c)), and, to the extent a lease is not attached to Schedule 3.8(d) or if the applicable lease attached to Schedule 3.8(d) does not include the information set forth in this Section 3.8(d), Schedule 3.8(d) includes a description of the nature and principal terms of such leasehold interest, including, without limitation, the identity of the other party thereto, the term of such leasehold interest (including renewal options), the base rent and any additional rent owing thereunder (including any adjustments thereto), security deposits, rights of first offer or first refusal, purchase options, and restrictions on transfer.

     Except as described on Schedules 3.8(a), (b), (c) and (d), neither the Corporation nor the Shareholders has made any payment or committed to make any payment since the Balance Sheet Date on or with respect to any of the liabilities or obligations listed on Schedule 3.8(a), (b), (c) and (d) except, in the case of liabilities and obligations listed on Schedule 3.8(a), (c) and
(d), periodic payments required to be made under the terms of the agreements or instruments governing such obligations or liabilities or made in the ordinary course of business. Between the Balance Sheet Date and the Closing Date, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

3.9  RENTAL ASSET LISTING.  The Rental Asset Listing and Schedule 1.3(d)
     --------------------
collectively list substantially all of the Equipment owned by the Corporation as of the Effective Date for lease or rent to customers, other than Equipment disposed of since the date of such Schedules. Neither the Rental Asset Listing nor Schedule 1.3(a) includes any Hunter Lift models 2035 and 2135, and the Corporation does not own any of such model lifts. Except as described on
Schedule 3.9, all of the Corporation's rental equipment (whether listed on the Rental Asset Listing and Schedule 1.3(d) or not) (i) have been maintained in the ordinary course of business, (ii) are in operable condition, normal wear and tear excepted, and (iii) are in material compliance with all applicable laws, rules and regulations. All of the Corporation's rental equipment (whether listed on the Rental Asset Listing and Schedule 1.3(d) or not) are substantially free of known defects that would cause them to fail.

3.10 PERMITS AND LICENSES.
     --------------------

          1. Schedule 3.10(a) is a full and complete list of all material permits, licenses, titles, fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement or otherwise material to the operation of the business of the Corporation (collectively the "GOVERNMENTAL PERMITS") owned by, issued to, held by or otherwise benefiting the Corporation or the Shareholders as of the Effective Date. The Corporation has all motor vehicle titles and current registrations. Any material conditions to the Governmental Permits and, if applicable, the expiration dates thereof, are also described in Schedule 3.10(a). Schedule 3.10(a) also sets forth the name of any governmental agency from whom the Shareholders, the Corporation or United must obtain consent (the "REQUIRED GOVERNMENTAL CONSENTS") in order to effect a direct or indirect transfer of the Governmental Permits required as a result of the consummation of the transactions contemplated by this Agreement. All such consents have been obtained. Except as set forth on Schedule 3.10(a), all of the Governmental Permits enumerated and listed on Schedule 3.10(a) and all of the Corporation's motor vehicle titles and registrations are adequate for the operation of the business of the Corporation and of each Corporate Property as presently operated and are valid and in full force and effect. All of said Governmental Permits and agreements and all of the Corporation's motor vehicle titles and registrations have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of the Shareholders, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. None of the Shareholders has any knowledge of any reason why all such Governmental Permits and agreements and all of the Corporation's motor vehicle titles and registrations will not remain in effect after consummation of the transactions contemplated hereby.

          1. Schedule 3.10(b) lists, as of the Effective Date, the address of each facility owned, leased (including lease term, lease rate, landlord name), operated or otherwise used by the Corporation, the ownership, lease, operation or use of which is being transferred to, assumed by or otherwise acquired directly or indirectly by United pursuant to this Agreement (each, a "FACILITY" and collectively, the "FACILITIES"). Except as otherwise disclosed on Schedule 3.10(b):

               a) Each Facility is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, and no Facility or the current use thereof constitutes a non-conforming use or is otherwise subject to any restrictions regarding the operation, renovation or reconstruction thereof.

               a) All activities and operations at each Facility are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations.

               a) Each Facility is located on real property leased by the Corporation ("FACILITY PROPERTY") and is legally described on the applicable lease agreement attached to Schedule 3.8(d) or the applicable Lease relating to such Facility Property, which accurately depict the respective Facility Property.

               a) There are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any Facility's site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to such Facility and leased to the Corporation, and to the knowledge of the Shareholders there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility.

3.11 CERTAIN RECEIVABLES.
     -------------------

          1. Schedule 3.11(a) is an accurate list as of the Effective Date of the accounts and notes receivable of the Corporation from, and advances to, employees, former employees, officers, directors, the Shareholders and Affiliates of the foregoing which have not been repaid. For purposes of this Agreement, the term "AFFILIATE" means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls or has an ownership interest in, or is controlled or owned in whole or in part by, or is under common control or ownership in whole or in part with such person, and in the case of the Corporation includes directors and officers, in the case of individuals includes the individual's spouse, father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.

          1. Schedule 3.11(b) is a list of the top twenty (20) customers in terms of total revenues for the Corporation during the fiscal year ended July 31, 1997, and the amount of rental revenue generated by each such customer.

          1. Attached to Schedule 3.11(c) is a copy of the Corporation's standard price list for the months of January, February and March 1998.
     Schedule 3.11(c) sets forth the name of each customer listed on Schedule 3.11(b) whose actual rental charges for Equipment rented from the Corporation during such period were ten percent (10%) greater or less than the applicable standard price for such Equipment, the item of Equipment and the aggregate amount by which rental charges to such customer for such period were greater or less than would have been charged had such Equipment been charged at the standard price.

3.12 FIXED ASSETS AND REAL PROPERTY.
     ------------------------------

          1. Schedule 3.12(a) lists, as of the Effective Date, substantially all the fixed assets (other than real estate and Equipment included in the Rental Asset Listing or on Schedule 1.3(d)) of the Corporation, including, without limitation, identification of each vehicle by description, the service date, invoice value, estimated useful life, and accumulated depreciation for each such asset. Except as described on Schedule 3.12(a), all of the Corporation's vehicles, machinery and equipment necessary for the operation of its business are in operable condition, normal wear and tear excepted, and are in material compliance with all applicable laws, rules and regulations. All such vehicles and equipment are substantially free of known defects that would cause them to fail. All leases of fixed assets are in full force and effect and binding upon the parties thereto; neither the Corporation nor any other party to such leases is in breach of any of the material provisions thereof.

          1. The Corporation owns no real property. Each parcel of real property leased by the Corporation (including the parcels of real property subject to the Leases) as of the Effective Date (the "CORPORATE PROPERTY") is listed on Schedule 3.8(d). All leases listed on Schedule 3.8(d) are in full force and effect and binding on the parties thereto; neither the Corporation nor any other party to any such lease is in breach of any of the material provisions thereof; and the Corporation has not assigned any such lease or sublet all or any part of the Corporate Property which is the subject of any such lease. Except as described on Schedule 3.12(b), there are no material physical or mechanical defects in any Facility located on any Corporate Property and each such Facility is in good condition and repair, normal wear and tear excepted.

          1. The Corporation has good, valid and marketable title to all Corporate Properties, Equipment, Facilities, assets listed on Schedule 3.12(a), intellectual property listed on Schedule 3.27, Governmental Permits and other personal property actually used or necessary for the conduct of its business, free of any encumbrance or charge of any kind except: (i) liens for current taxes not yet due; (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially reduce the value or impair the use of the property subject thereto, do not materially impair the value of the Corporation, and have arisen only in the ordinary course of business and consistent with past practice; (iii) the liens identified in the Financial Statements or on Schedule 3.8(c) and (iv) liens which are in the process of being terminated and relate to obligations which are no longer outstanding as of the Effective Date (collectively, the "PERMITTED LIENS"). Except as described on Schedule 3.12(b) there are no leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity the right to acquire, occupy or possess, now or in the future, any Facility, any Corporate Property, or any portion thereof, or create in or confer on any person or entity any right, title or interest therein or in any portion thereof.

3.13 ACQUISITION/DISPOSAL OF ASSETS.  Except as indicated on Schedule 1.3(d) or
     ------------------------------
Schedule 3.13, since the date of the Rental Asset Listing, the Corporation has not acquired or sold or otherwise disposed of any Equipment outside the ordinary course of business or any other properties or non-rental assets which either have a value in excess of $25,000 in the aggregate or are material to the operation of the Corporation's business as presently conducted, without the prior written consent of United.

3.14 CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS.
     ----------------------------------------------

          1. Schedule 3.14(a) lists, as of the Effective Date, and includes copies of, all material contracts and agreements (other than standard rental agreements with customers, leases included with Schedule 3.8(d), documents included with Schedule 3.8(d) and agreements and documents related to Excluded Assets) to which the Corporation is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements). Except as disclosed on Schedule 3.14(a), all such contracts and agreements included in Schedule 3.14(a) are in full force and effect and binding upon the parties thereto. Except as described or cross referenced on Schedule 3.14(a), neither the Corporation nor, to the Shareholders' knowledge, any other parties to such contracts and agreements is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified the Corporation or the Shareholders of a default thereunder, or exercised any options thereunder.

          1. Except as set forth on Schedule 3.14(b), there is no outstanding judgment, order, writ, injunction or decree against the Corporation, the result of which could materially adversely affect the Corporation or its business or any of the Corporate Properties, nor has the Corporation been notified that any such judgment, order, writ, injunction or decree has been requested.

3.15 INSURANCE.  Schedule 3.15 is a complete list and includes copies, as of the
     ---------
Effective Date, of all insurance policies in effect on the Effective Date or, with respect to "occurrence" policies that were in effect, carried by the Corporation in respect of the Facilities, the

Corporate Properties or any other property used by the Corporation specifying, for each policy, the name of the insurer, the type of risks insured, the deductible and limits of coverage, and the annual premium therefor or, if the annual premium varies each year based on various factors, the amount of the most recent annual premium paid by the Corporation. During the last five years, there has been no lapse in any material insurance coverage of the Corporation. For each insurer providing coverage for any of the contingent or other liabilities listed on Schedule 3.8(b), except to the extent otherwise set forth in Schedule 3.8(b), each such insurer, if required, has been properly and timely notified of such liability, no reservation of rights letters have been received by the Corporation and the insurer has assumed defense of each suit or legal proceeding.

3.16 PERSONNEL.  Schedule 3.16 is a complete list, as of May 22, 1998, of all
     ---------
officers, directors and employees (by type or classification) of the Corporation and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, stock option, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with non-union officers, directors and employees. Schedule 3.16 also clearly indicates each driver of the Corporation's motor vehicles who is required to have a commercial, chauffeur's, or other special class of drivers license in order to operate commercial or heavy vehicles used in the Corporation's business.

3.17 BENEFIT PLANS AND UNION CONTRACTS.
     ---------------------------------

          1. Schedule 3.17(a) is a complete list as of the Effective Date, and includes complete copies (or, in the case of oral arrangements, descriptions), of all employee benefit plans and agreements (written or oral) currently maintained or contributed to by the Corporation, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Effective Date but Schedule 3.17(a) does not include any employee benefit agreement or other benefit arrangement described in this
     Section 3.17(a) which is included as an Excluded Asset. Except for the employee benefit plans described on Schedule 3.17(a) or included as an Excluded Asset, the Corporation has no other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party. Except as disclosed on Schedule 3.17(a), all employee benefit plans listed on Schedule 3.17(a) or included as an Excluded Asset are fully funded and in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations. All such plans that are intended to qualify under Section 401(a) of the Internal Revenue Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.17(a). Except as disclosed on Schedule 3.17(a), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 3.17(a). All employee benefit plans listed on such Schedule or included as an Excluded Asset have been operated in accordance with the terms and provisions of the plan documents and all related documents and policies. The Corporation has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, nor has the Corporation, nor party-in-interest or disqualified person, engaged in any transaction or other activity which would give rise to such liability. The Corporation has not participated in or made contributions to any "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor would the Corporation or any affiliate be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the Effective Date. No employee pension benefit plan is under funded on a termination basis as of the date of this Agreement.

          1. Schedule 3.17(b) is a complete list, as of the Effective Date, and includes complete copies of all union contracts and agreements between the Corporation and any collective bargaining group. The Corporation is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the Shareholders' knowledge, threatened, against the Corporation before any court or agency and alleging unlawful discrimination in employment practices and there is no charge of or proceeding with regard to any unfair labor practice against it pending before the National Labor Relations Board. There is no labor strike, dispute, slow down or stoppage as of the Closing Date, existing or threatened against the Corporation; no union organizational activity exists respecting employees of the Corporation not currently subject to a collective bargaining agreement; the union contracts or other agreements delivered as part of Schedule 3.17(b) constitute all agreements with the unions or other collective bargaining groups, and there are no other arrangements or established practices relating to the employees covered by any collective bargaining agreement; and Schedule 3.17(b) will contain as of the date it is delivered a list of all arbitration or grievance proceedings that have occurred since the Balance Sheet Date. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of the Corporation. The Corporation has not experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five years.

          1. No payment made to any employee, officer, director or independent contractor of the Corporation (the "RECIPIENT") pursuant to any employment contract, severance agreement or other arrangement (the "GOLDEN PARACHUTE PAYMENT") will be nondeductible by the Corporation because of the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") to the Golden Parachute Payment, nor will a Corporation be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

3.18 TAXES.
     -----

          1. The Corporation has timely filed all requisite federal, state, local and other tax and information returns due for all fiscal periods ended on or before the Effective Date. All such returns are accurate and complete. Except as set forth on Schedule 3.18, there are no open years, examinations in progress, extensions of any statute of limitations or claims against the Corporation relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the Effective Date and no notice of any claim for taxes has been received. Copies of (i) any tax examinations and (ii) extensions of statutory limitations are attached as part of Schedule 3.18. Copies of all federal and state income tax returns for the past three fiscal years of the Corporation have been made available to United. Copies of all federal, state, local and other tax and information returns for all prior years of the Corporation's existence are among the records of the Corporation which will accrue to United at the Closing. Except as set forth on Schedule 3.18, the Corporation has not been contacted by any federal, state or local taxing authority regarding a prospective examination.

          1. Except as set forth on Schedule 3.18 (which schedule also includes the amount due with respect to the Corporation), the Corporation has duly paid all taxes and other related charges required to be paid prior to the Effective Date. The reserves for taxes contained in the Financial Statements of the Corporation are adequate to cover its tax liability as of the Effective Date.

          1. The Corporation has withheld all required amounts from its employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws. All required federal, state and local and other returns with respect to income tax withholding, social security, and unemployment taxes have been duly filed by the Corporation for all periods for which returns are due, and the amounts shown on all such returns to be due and payable have been paid in full.

3.19 COPIES COMPLETE; REQUIRED CONSENTS.  Except as disclosed on Schedule 3.19,
     ----------------------------------
the copies of the Articles of Incorporation and Bylaws of the Corporation, both as amended to the Closing Date, and the copies of all standard form rental agreements, leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to United in connection with the transactions contemplated hereby are complete and accurate as of the Effective Date and are true and correct copies of the originals thereof. None of such leases, instruments, agreements, licenses, permits, site assessments, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby, except the Required Governmental Consents and such consents and approvals as are listed on Schedule 3.19, all of which have been given or obtained prior to the Closing.

3.20 PRODUCT QUALITY, WARRANTY CLAIMS, PRODUCT LIABILITY.  All products and
     ---------------------------------------------------
services sold, rented, leased, provided or delivered by the Corporation to customers on or prior to the Effective Date conform in all material respects to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and the

Shareholders have no knowledge of any liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation giving rise to any liability) for replacement or repair thereof or in connection therewith, except as may be incurred in the ordinary course of business. No product or service sold, leased, rented, provided or delivered by the Corporation to customers on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. Except as set forth on Schedule 3.20, the Corporation has no liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation which might give rise to any liability) arising out of any injury to a person or property as a result of the ownership, possession, provision or use of any Equipment, product or service sold, rented, leased, provided or delivered by the Corporation on or prior to the Closing Date. All product liability claims that have been asserted against the Corporation since January 1, 1992, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Schedule 3.20.

3.21 NO CHANGE WITH RESPECT TO CORPORATION.  Except as set forth on
     -------------------------------------
Schedule 3.21, since the Balance Sheet Date, the business of the Corporation has been conducted only in the ordinary course and there has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of the Corporation other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse. Specifically, and without limiting the generality of the foregoing, except as set forth on Schedule 3.21, with respect to the Corporation, since the Balance Sheet Date, there has not been:

          1. any change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which would have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), income, operations or business of the Corporation, taken as a whole;

          1. any damage, destruction or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;

          1. any change in or agreement to change (i) its shareholders, (ii) ownership of its authorized capital or outstanding securities, or (iii) its securities;

          1. any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock other than the redemption of the Redeemed Stock;

          1. any increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, in excess of usual and customary practices, to any of its directors, officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any employee or any severance or termination pay paid to any of its present or former officers or other key employees;

          1. any labor dispute or any other event or condition of any character with respect to the Corporation's employees, materially adversely affecting its business or future prospects;

          1. any sale or transfer, or any agreement to sell or transfer, any of its material assets, property or rights to any other person, including, without limitation, the Shareholders and their Affiliates, other than in the ordinary course of business;

          1. any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to it, including, without limitation, any indebtedness or obligation of any of the Shareholders or any Affiliate thereof;

          2. any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          1. any purchase or acquisition of, or any agreement, plan or arrangement to purchase or acquire, any of its property, rights or assets outside the ordinary course of its business;

          1.   any waiver of any of its material rights or claims;

          1. any new or any amendment or termination of any existing material contract, agreement, license, permit or other right to which it is a party;

          1. any decline in the stockholders equity of the Corporation to an amount less than the stockholders equity of the Corporation as of the Balance Sheet Date;

          1. any increase in the amount of indebtedness owed by the Shareholders or their Affiliates to any person other than the Corporation and secured by one or more Corporate Properties;

          1. any increase in the amount of aggregate indebtedness owed by the Shareholders or their Affiliates to the Corporation; or

          1. any other transaction outside the ordinary course of its business.

3.22 EFFECTIVE DATE DEBT; WORKING CAPITAL; EFFECTIVE DATE LIABILITIES.  Schedule
     ----------------------------------------------------------------
1.3(a) sets forth the estimated Effective Date Debt of the Corporation.
Schedule 1.3(b) accurately sets forth the March 31 Working Capital of the Corporation and sets forth the estimated Effective Date Working Capital of the Corporation. Schedule 1.3(c) sets forth the estimated Effective Date Liabilities of the Corporation.

3.23 BANK ACCOUNTS.
     -------------

          1. Schedule 3.23(a) is a complete and accurate list, as of the Effective Date, of:

               a) the name of each bank in which the Corporation has accounts or safe deposit boxes;

               a)   the name(s) in which the accounts or boxes are held;

               a)   the type of account; and

               a) the name of each person authorized to draw thereon or have access thereto.

         1. Schedule 3.23(b) is a complete and accurate list, as of May 22, 1998, of:

               a) each credit card or other charge account issued to the Corporation; and

               a) the name of each person to whom such credit cards or other charge accounts have been issued.

3.24 COMPLIANCE WITH LAWS.  Except as disclosed on Schedule 3.24, the
     --------------------
Corporation has complied in all material respects with, and the Corporation is presently in material compliance with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively "LAWS"), including, but not limited to, the Americans with Disabilities Act, the Federal Occupational Safety and Health Act, and Laws relating to the public health, safety or protection of the environment (collectively, "ENVIRONMENTAL LAWS"). Except as disclosed on Schedule 3.24, there has been no assertion by any party that the Corporation is in violation of any Laws resulting in a fine in excess of $500 provided that the aggregate amount of all such fines does not exceed $25,000 and the imposition of such fines does not have a material adverse effect on the Corporation. Specifically and without limiting the generality of the foregoing, except as disclosed on
Schedule 3.24: except as permitted under Environmental Laws, the Corporation has not processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined below), no Hazardous Material, other than that allowed under Environmental Laws has been disposed of, or otherwise released on any Corporate Property, and no Corporate Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any Corporate Property or any real property now or previously owned or leased by the Corporation. As used in this Agreement, "HAZARDOUS MATERIAL" shall mean the substances defined as "HAZARDOUS WASTE" in 40 CFR 261, substances defined in any comparable Idaho, Oregon or Washington statute or regulation and any substance the presence of which requires remediation pursuant to any Environmental Laws.

i)
3.25 POWERS OF ATTORNEY.  Except with respect to certain items of Closing Date
     ------------------
Debt, the Corporation has not granted any power of attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit the Corporation in any manner.

3.26 UNDERGROUND STORAGE TANKS.  Except as set forth on Schedule 3.26, no
     -------------------------
underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on any Corporate Property. Except as set forth on Schedule 3.26, the Corporation has never owned or leased any real property not included in the Corporate Property having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR
280. As to each such underground storage tank ("UST") identified on Schedule 3.26, the Corporation has provided to United, on Schedule 3.26:

          1. the location of the UST if known, information and material, including any available drawings and photographs, showing the location if available, and whether the Corporation currently leases the property on which the UST is located (and if the Corporation does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

         1. the date of installation and specific use or uses of the UST if known;

         1. copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST if available;

         1. a copy of each notice to or from a governmental body or agency relating to the UST;

         1. other material records, if any, with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership; and

         1. to the extent known and not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to the Corporation's or the Shareholders's knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

Except to the extent set forth on Schedule 3.26, the Corporation has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of any UST described on Schedule 3.26.

3.27 PATENTS, TRADEMARKS, TRADE NAMES, ETC.  Schedule 3.27 lists all patents,
     --------------------------------------
tradenames, fictitious business names, trademarks, service marks, and copyrights owned by the Corporation or which it is licensed to use (other than licenses to use software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights, or designations used by the Corporation in its business infringe on any patents, trademarks, or copyrights, or any other rights of any person. None of the Shareholders knows or has any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

3.28 ASSETS, ETC., NECESSARY TO BUSINESS.  The Corporation owns or leases all
     -----------------------------------
properties and assets (including, but not limited to, all rental equipment (whether listed on the Rental Asset Listing and Schedule 1.3(d) or not)), real, personal, and mixed, tangible and intangible, and, except as disclosed on Schedules 3.5, 3.10(a), 3.10(b), 3.14(a) and 3.19, is a party to all
Governmental Permits and other agreements necessary to permit it to carry on its business as presently conducted.

3.29 CONDEMNATION.  Except as set forth on Schedule 3.29, no Corporate Property
     ------------
owned or leased by the Corporation is the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and, to the knowledge of the Corporation and the Shareholders, no such proceedings are threatened.

3.30 MANUFACTURERS, SUPPLIERS AND CUSTOMERS.  The relations between the
     --------------------------------------
Corporation and its customers are good. Except with respect to Stihl Manufacturing referred to in Schedule 3.5, none of the Shareholders has knowledge of any fact (other than general economic and industry conditions) which indicates that any of the manufacturers or suppliers supplying products, components or materials to the Corporation intends to cease providing such items to the Corporation which would have a material adverse effect on the business of the Corporation, nor do any of the Shareholders have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the material customers (including all customers set forth on Schedule 3.11(b)) of the Corporation intends to terminate, limit or reduce its business relations with the Corporation.

3.31 ABSENCE OF CERTAIN BUSINESS PRACTICES.  Neither the Corporation nor any of
     -------------------------------------
the Shareholders has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Corporation in connection with any actual or proposed transaction which (a) might subject the Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had a material adverse effect on the financial condition, business or results of operations of the Corporation, or (c) if not continued in the future, might (i) have a material adverse effect on the financial condition, business or operations of the Corporation or (ii) which might subject the Corporation to suit or penalty in any private or governmental litigation or proceeding.

3.32 RELATED PARTY TRANSACTIONS.  Except as disclosed in the Financial
     --------------------------
Statements, none of the Shareholders nor their respective Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant to or lender to or borrower from or has the right to participate in the profits of, any person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Corporation. Schedule 3.32 describes each material transaction (which is not disclosed in the Financial Statements) with each such party from August 1, 1994, through the Effective Date, including the identity of the parties thereto, the amount paid or received by the Corporation, if any payment was made or received, and the estimated difference, if any, between the amount paid or received and the amount that would have been paid or received in an arms-length transaction with an unrelated party.

3.33 DISCLOSURE SCHEDULES.  Any matter disclosed on any Schedule to this
     --------------------
Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

3.34 NO MISLEADING STATEMENTS.  The representations and warranties of the
     ------------------------
Corporation and the Shareholders contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to United and its representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made not misleading.

3.35 ACCURATE AND COMPLETE RECORDS.  The corporate minute books, stock ledgers,
     -----------------------------
books, ledgers, financial records and other records of the Corporation:

          1. have been made available to United and its agents at the Corporation's offices or at the offices of United's attorneys or the Corporation's attorneys;

          1. have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

          1. are accurate and complete, reflect all material corporate transactions required to be authorized by the Boards of Directors and/or shareholders of the Corporation and do not contain or reflect any material discrepancies.

3.36 KNOWLEDGE.  Wherever reference is made in this Agreement to the "KNOWLEDGE"
     ---------
of the Shareholders, such term means the actual knowledge of any of the Shareholders or any knowledge which should have been obtained by any of the Shareholders after due inquiry of the person at the Corporation with the primary responsibility for such matter.

3.37 BROKERS; FINDERS.  Except as set forth on Schedule 3.37, no person has
     ----------------
acted directly or indirectly as a broker, finder or financial advisor for the Corporation or the Shareholders in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Corporation or the Shareholders.

3.38 INVESTMENT REPRESENTATIONS.  The Shareholders further represent that:
     --------------------------

          1. Each of the Shareholders is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "ACT"). Each of the Shareholders has such knowledge and experience in financial and business matters, either alone or with the Shareholders' professional advisors, that he is capable of evaluating the merits and risks of the investment in United Stock.

          1. Each is a resident of the State of Washington.

          1. Each of the Shareholders has received copies of the following documents of United: (i) Prospectus (the "PROSPECTUS") dated March 5, 1998, filed with the Securities and Exchange Commission ("SEC"); (ii) Form 10-K request filed with the SEC for 1997; (iii) Form 10-K request filed with the SEC for the first quarter of 1998; (iv) proxy statement filed with the SEC for the 1998 annual meeting of the stockholders; and (v) all Form 8-K reports filed with the SEC since January 1, 1998.

          1. Each of the Shareholders has been furnished with a list of each exhibit to the reports described in paragraph (c) above and each has been offered a copy of all such exhibits as requested by the Shareholder.

          1. Each of the Shareholders has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain additional information that United possesses or can obtain without unreasonable effort or expense that is necessary to verify the accuracy of the information provided.

          1. Each of the Shareholders is acquiring United Stock pursuant to this Agreement for its own account, not as a nominee or agent. No one else has any interest, beneficial or otherwise, in any of such United Stock.

          1. Each of the Shareholders is able to bear the economic risk of such an investment in the United Stock, is aware that it must be prepared to hold such United Stock for an indefinite period and is aware that the United Stock has not been registered under the Act, or any other securities law, on the ground, among others, that no unregistered distribution or public offering of United Stock is to be effected and the United Stock is being issued by United without any public offering within the meaning of section 4(2) of the Act.

          1. Without in any way limiting the representations herein each of the Shareholders further agrees that the Shareholders shall not encumber, pledge, hypothecate, sell, transfer, assign or otherwise dispose of, or receive any consideration for, any shares of United Stock or any interest in them, unless and until prior to any proposed encumbrance, pledge, hypothecation, sale, transfer, assignment or other disposition, (i) a registration statement on Form S-3 (or any other form appropriate for the purpose or replacing such form) under the Act with respect to the shares proposed to be transferred or otherwise disposed of shall be then effective (ii)(a) he shall have furnished United with a detailed statement of the circumstances of the proposed disposition, and
     (b) he shall have furnished United with an opinion of counsel (obtained at the Shareholder's expense) in form and substance satisfactory to United to the effect that such disposition will not require registration of any such shares under the Act or qualification of any such shares under any other securities law; or (iii) Rule 144 is available with respect to such transaction. The Shareholders acknowledge that United is not presently eligible to use Form S-3 for its registration statements.

          1. Each of the Shareholders understands and agrees that each certificate representing the United Stock will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) which legend restricts the sale, transfer or other disposition of United Stock otherwise than in accordance with this Section 3.38, provided, however, that United shall, on the request of any of the Shareholders, cause such legends to be removed from the certificates evidencing the United Stock if the Shareholder has held such stock for the period contemplated by Rule 144(k) under the Act and if the Shareholder is not then and has not been during the three months preceding such request an affiliate of United (as defined in Rule 144 under the Act).

          1. Each of the Shareholders understands and agrees that the United Stock will be "restricted securities" as that term is defined in Rule 144 under the Act and, accordingly, that it must be held indefinitely unless it is subsequently registered under the Act or an exemption from such registration is available.

     1. REPRESENTATIONS AND WARRANTIES OF UNITED
        ----------------------------------------

United represents and warrants to the Shareholders that each of the following representations and warranties is true as of the date of this Agreement and will be true as of the Closing Date, and agrees that such representations and warranties shall survive the Closing:

4.1  EXISTENCE AND GOOD STANDING.  United is a Corporation duly organized,
     ---------------------------
validly existing and in good standing under the laws of the State of Delaware. United has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. United is not required to be qualified or licensed to conduct business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a material adverse effect on its financial condition.

4.2  NO BREACH OF DEFAULT.  The execution and delivery by United of this
     --------------------
Agreement, and the consummation by United of the transactions contemplated hereby, do not:

          1. result in the material breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, in any manner release any party from any obligation under, require any consent under, or result in any lien, claim, or encumbrance on United's assets under any mortgage, lease, note, bond, indenture, or contract, agreement, license or other instrument or obligation of any kind or nature to which United is a party, or by which United, or any of its assets, is or may be bound or affected; or

          1. violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, known to United, or require the approval, consent or permission of any governmental or regulatory authority; or

          1. violate the Certificate of Incorporation or Bylaws of United.

4.3  AUTHORIZATION OF AGREEMENT.  This Agreement has been duly authorized,
     --------------------------
executed and delivered by United and, subject to the due authorization, execution and delivery by the Corporation and the Shareholders, constitutes a legal, valid and binding obligation of United. United has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to United; (b) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of United; or (c) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which United is a party or by which it is bound.

4.4  NO MISLEADING STATEMENTS.  The representations and warranties of United
     ------------------------
contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to the Shareholders pursuant hereto are materially complete and accurate, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

4.5  BROKERS; FINDERS.  No person has acted directly or indirectly as a broker,
     ----------------
finder or financial advisor for United in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of United.

4.6  DISCLOSURE SCHEDULES.  Any matter disclosed by United on any Schedule to
     --------------------
this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

     1. CLOSING DELIVERIES
        ------------------

     At the Closing, the respective parties shall make the deliveries indicated:

5.1  UNITED DELIVERIES.
     -----------------

          1. United shall deliver to the Shareholders the cash portion of the Purchase Price required to be delivered on the Closing Date pursuant to
     Section 1.2.

          1. United shall deliver to the Shareholders reasonable satisfactory evidence that it has requested its transfer agent to issue to the Shareholders certificates evidencing the shares of the United Stock required to be delivered to the Shareholders pursuant to Section 1.2.

          a) United shall execute and deliver the Escrow Agreement and deliver the Hold Back to the Escrow Agent.

          1. United shall enter into an Employment Agreement with Irwin (the "IRWIN EMPLOYMENT AGREEMENT").

          1. The Corporation shall enter into an Employment Agreement with James (the "JAMES EMPLOYMENT AGREEMENT").

          1. The Corporation shall enter into an Employment Agreement with Steve (the "STEVE EMPLOYMENT AGREEMENT").

          1. United shall enter into an Employment Agreement with Brian (the "BRIAN EMPLOYMENT AGREEMENT").

          1. United shall enter into a Registration Rights Agreement with the Shareholders (the "REGISTRATION RIGHTS AGREEMENT").

          1. The Corporation shall execute and deliver the Leases in the form attached hereto as Exhibit 5.1(i).

          1. United shall execute and deliver the Development Agreement.

          1. The Corporation shall execute and deliver the Purchase Option Assignment Agreement.

          1. United shall execute and deliver a Guaranty for each of the James Employment Agreement, the Steve Employment Agreement and the Leases.

          1. United shall cause to be delivered to the Shareholders an opinion of counsel for United, dated as of the Closing Date.

5.2  SHAREHOLDERS DELIVERIES.
     -----------------------

          1. The Shareholders shall deliver to United the certificates representing the outstanding Corporation's Stock, free and clear of all liens, security interests, claims and encumbrances, accompanied by stock powers duly executed in blank.

          1. The Shareholders shall cause to be delivered to United an opinion of counsel for the Shareholders, dated as of the Closing Date.

          1. The Shareholders shall deliver evidence reasonably satisfactory to United that all material third party consents to the transactions contemplated hereby, including without limitation all Required Governmental Consents and all required consents of the landlords under all real estate leases to which the Corporation is a party, were obtained (and all estoppel certificates have been requested) and the Shareholders shall deliver estoppel certificates received as of the Closing Date from the landlords under all real estate leases to which the Corporation is a party confirming the terms thereof and the rental amount owing thereunder, certifying that such lease is in full force and effect, that the Corporation is not in default under any of the terms or conditions thereof, that there have been no amendments or modifications to any such lease (or specifying the same), and otherwise containing such statements and certifications as the Corporation may require.

          1. The Corporation shall deliver to United evidence satisfactory to United showing that all written employment contracts and all oral employment contracts other than those that are terminable "at will" without payment of severance (other than normal severance benefits approved by United) or other benefits with non-union employees of the Corporation (including, without limitation, stock options or other rights to obtain equity in the Corporation) have been terminated, effective on or before the Closing Date.

          1. The Shareholders shall cause each officer and director of the Corporation to deliver a resignation as an officer and/or director of the Corporation together with a general release releasing the Corporation from all obligations (other than obligations arising after the Closing Date under this Agreement) under any indemnification agreements, the charter documents of the Corporation, or otherwise, arising out of or relating to this Agreement or the consummation of the transactions contemplated thereby to the extent such indemnification obligations are not covered by insurance which was in effect at the time the event giving rise to such indemnification obligation occurred.

          1. The Shareholders shall execute and deliver the Escrow Agreement.

          1. Irwin shall execute and deliver the Irwin Employment Agreement.

          1. James shall execute and deliver the James Employment Agreement.

          1. Steve shall execute and deliver the Steve Employment Agreement.

          1. Brian shall execute and deliver the Brian Employment Agreement.

          1. The Shareholders shall execute and deliver the Registration Rights Agreement.

          1. The Shareholders shall cause the Landlord to execute and deliver the Leases.

          1. The Shareholders shall execute and deliver the Development
     Agreement.

          1. The Shareholders shall, or the Shareholders shall cause any of their Affiliates to, execute and deliver the Purchase Option Assignment Agreement.

     1.   ADDITIONAL COVENANTS OF UNITED, THE CORPORATION AND THE SHAREHOLDERS
          --------------------------------------------------------------------

6.1  FURTHER ASSURANCES AND ADDITIONAL CONVEYANCES.  Following the Closing, the
     ---------------------------------------------
Shareholders and United shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as United or the Shareholders may reasonably request for the purpose of carrying out this Agreement (including, but not limited to, instruments required to distribute or pay to the Shareholders the Excluded Assets in exchange for the Redeemed Stock). The Shareholders will cooperate with United and/or the Corporation on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. The Shareholders shall, at Shareholders' expense, continue to obtain the terminations of liens described in Section 3.13(c)(iv).

6.2  RELEASE OF GUARANTIES.
     ---------------------

          1. United shall use reasonable efforts to obtain the termination and release promptly after the Closing Date of the personal guaranties of the Shareholders listed on Schedule 6.2, all of which relate to indebtedness of the Corporation included in the financial statements as of the Effective Date or relate to open accounts with vendors to the Corporation. United shall indemnify the Shareholders and hold them harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by the Corporation as of the Effective Date which is personally guaranteed by the Shareholders pursuant to such guaranties and other guaranties of the Shareholders not listed on Schedule 6.2 of which United has or obtains actual knowledge, so long as all such guaranties relate to indebtedness of the Corporation included in the Financial Statements as of the Balance Sheet Date or relate to open accounts with vendors to the Corporation. The Shareholders may notify the obligees under such guaranties that they have terminated their obligations under such guaranties. The Shareholders shall cooperate with United in obtaining such releases.

          1. Shareholders shall use reasonable efforts to obtain the termination and release promptly after the Closing Date of the guaranties of the Corporation listed on Schedule 3.8(c), all of which relate to indebtedness of the Shareholders. The Shareholders shall indemnify the Corporation and United and hold them harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by the Shareholders as of the Closing Date which is guaranteed by the Corporation pursuant to such guaranties and other guaranties of the Corporation not listed on Schedule 3.8(c) of which Shareholders have or obtain actual knowledge. The Corporation may notify the obligees under such guaranties that they have terminated their obligations under such guaranties. The Corporation shall cooperate with United in obtaining such releases.

6.3  CONFIDENTIALITY.  Neither the Corporation nor the Shareholders shall
     ---------------
disclose or make any public announcements of the transactions contemplated by this Agreement without the prior written consent of United, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify United at least 24 hours before such disclosure or announcement is expected to be made.

6.4  BROKERS AND FINDERS FEES.  Each party shall pay and be responsible for any
     ------------------------
broker's, finder's or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

6.5  TAXES.  United shall reasonably cooperate with the Shareholders with
     -----
respect to any matters involving the Shareholders arising out of the Shareholders' ownership of the Corporation's Stock prior to the Closing, including matters relating to tax returns and any tax audits, appeals, claims or litigation with respect to such tax returns or the preparation of such tax returns. In connection therewith, United shall make available to the Shareholders such files, documents, books and records of the Corporation for inspection and copying as may be reasonably requested by the Shareholders and shall cooperate with the Shareholders with respect to retaining information and documents which relate to such matters. Shareholders shall reimburse United for any third-party expenses related to United's cooperation pursuant to this
Section 6.5.  With respect to the current IRS audit of Corporation described on
Schedule 3.8(b), Shareholders shall keep Corporation and United informed relative to the current status of the audit. If the audit issues are not resolved at the audit or IRS appeals level and a statutory notice of deficiency is issued, Corporation and United shall be entitled to participate in the resolution of the matter at its own expense. Shareholders, Corporation and United will notify the other parties of any potential audit or claim for federal, state and local taxes by any authority. Shareholders shall undertake to defend each claim or audit. If the issue cannot be resolved on a nonjudicial basis, Corporation and United shall be entitled to participate in the resolution of the matter at its own expense. Shareholders shall not, without United's consent (which consent shall not be unreasonably withheld), consent to any proposed change in its federal, state or local tax reporting position for the Corporation with respect to any period prior to the Effective Date (including the current IRS audit described on Schedule 3.8(b)) which could have an impact on the taxes of the Corporation for any period or periods on or after the Effective Date.

6.6  SHORT YEAR TAX RETURNS.  After the Closing Date, the Shareholders shall
     ----------------------
prepare at their sole cost and expense, all short year federal, state, county, local and foreign tax returns required by law for the period beginning with the first day of the Corporation's fiscal year in which the Closing occurs and ending with the Effective Date. Such return shall be prepared in a financially responsible and conservative manner and shall be delivered to United together with all necessary supporting schedules within 90 days following the Closing Date for its approval (but such approval shall not relieve the Shareholders of their responsibility for the taxes assessed under these returns). The Shareholders shall be responsible for the payment of all taxes shown to be due or that may come to be due on such returns or otherwise relating to the period prior to the Effective Date. The Shareholders shall also be responsible for all taxes arising from the conversion of the Corporation from a cash to accrual basis, if applicable, of reporting whether or not due on such returns or on the first return filed by United or the Corporation for the period commencing after the Effective Date. At the time of the delivery of the returns, the Shareholders shall contemporaneously deliver to United checks payable to the respective taxing authorities in amounts equal to that shown as being due on the returns to the extent the amounts were not previously reserved for taxes included in the Effective Date Current Liabilities. United shall sign tax returns and cause such returns to be timely filed with the appropriate authorities. The Shareholders shall be entitled to receive all refunds shown on said returns which relate to the period prior to the Effective Date and events occurring prior to the Effective Date and any such refunds received by the Corporation or United shall be remitted to the Shareholders. The Corporation shall retain all tax refunds and other tax benefits, if any, relating to the period on and after the Effective Date and any events occurring on and after the Effective Date, and the Shareholders shall not have any claim or rights to such tax refunds or tax benefits, if any.

6.7  GENERAL RELEASE BY SHAREHOLDERS.  Each of the Shareholders (and, if
     -------------------------------
applicable, such Shareholder in its or his capacity as an officer and/or director of the Corporation) hereby fully releases and discharges the Corporation and its directors, officers, agents and employees from all rights, claims and actions, known or unknown, of any kind whatsoever, which any of such Shareholders (and, if applicable, such Shareholder in its or his capacity as an officer and/or director of the Corporation) now has or may hereafter have against the Corporation and its directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Closing Date, except (a) to the extent any such rights, claims or actions are covered by insurance which was in effect at the time the event giving rise to such rights, claims or actions occurred, (b) as may be described in written contracts disclosed in Schedule 6.7 and expressly described and specifically excepted from this release in Schedule 6.7, (c) compensation as an employee of the Corporation for current periods expressly described and excepted from such release on schedule 6.7, and (d) for the obligations of the Corporation arising after the Closing Date under this Agreement. Specifically, but not by way of limitation, each of the Shareholders (and, if applicable, such Shareholder in its or his capacity as an officer and/or director of the Corporation) waives any right of indemnification, contribution or other recourse against the Corporation which he now has or may hereafter have against the Corporation with respect to representations, warranties or covenants made in this Agreement by the Corporation except to the extent any such right of indemnification, contribution or other recourse is covered by insurance which was in effect at the time the event giving rise to such right of indemnification, contribution or other recourse occurred.

6.8  SHAREHOLDERS' REPRESENTATIVE.
     ----------------------------

          a) In order to administer efficiently the rights and obligations of the Shareholders under this Agreement, the Shareholders hereby designate and appoint Irwin as the Shareholders' Representative (the "SHAREHOLDERS' REPRESENTATIVE"), to serve as the Shareholders' agent and attorney-in-fact for the limited purposes set forth in this Agreement.

          a) Each of the Shareholders hereby appoints the Shareholders' Representative as such Shareholder's agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including, without limitation, the full power and authority on such Shareholder's behalf (i) to consummate the transactions contemplated by this Agreement, (ii) to disburse any funds received hereunder to the Shareholders, (iii) to execute and deliver on behalf of each Shareholder any amendment or waiver under this Agreement, and to agree to resolution of all Adjustments pursuant to Section 1.4 or 10, and of all Claims (as defined in Section 7.5(a)) hereunder, (iv) to retain legal counsel and other professional services, at the expense of the Shareholders, in connection with the performance by the Shareholders' Representative of this Agreement, and (v) to do each and every act and exercise any and all rights which such Shareholder or Shareholders are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders' Representative and shall survive the death, bankruptcy or other incapacity of any Shareholder.

          a) Each of the Shareholders hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of the Shareholders to enforce the rights of the Shareholders under this Agreement, and any action taken with respect to any Adjustment or Claim (including any action taken to object to, defend, compromise or agree to the payment of such Adjustment or Claim), shall be effective if approved in writing by the Shareholders' Representative and the holders of a majority of the Corporation's Stock (including any Corporation's Stock held by the Shareholders' Representative) immediately prior to the Closing, or, in the case of any amendment or waiver made or given or action taken after the Closing, if so approved by persons who were the holders of a majority of the Corporation's Stock immediately prior to the Closing, and that each and every action so taken shall be binding and conclusive on every Shareholder, whether or not such Shareholder had notice of, or approved, such amendment or waiver.

          a) Irwin shall serve as the Shareholders' Representative until he resigns or is otherwise unable or unwilling to serve. In the event that a Shareholders' Representative resigns from such position or is otherwise unable or unwilling to serve, the remaining Shareholders shall select, by the vote of the holders of a majority of the Corporation's Stock immediately prior to the Closing, a successor representative to fill such vacancy, shall provide prompt written notice to United of such change and such substituted representative shall then be deemed to be the Shareholders' Representative for all purposes of this Agreement.

6.9  ACCRUED BONUS, PROFIT SHARING AND VACATION.  After the Closing, United
     ------------------------------------------
shall, or United shall cause the Corporation to, honor all accrued bonus, profit sharing, vacation time, retirement benefits and other employee benefits of the Corporation's employees (other than Irwin) existing as of the Effective Date to the extent included in the financial statements of the Company as of the Effective Date. All of the Corporation's employees (other than Irwin) shall be given credit for past service to the Corporation with respect to all vacation, profit sharing and employee benefit plans maintained by United for which past service is relevant.

6.10 REPAYMENT OF EFFECTIVE DATE DEBT AND PAYMENT OF PREPAYMENT PENALTIES.  On
     --------------------------------------------------------------------
the Closing Date, United shall repay all of the Effective Date Debt and Prepayment Penalties.

6.11 CONDUCT OF BUSINESS AFTER CLOSING.  After the Closing and until expiration
     ---------------------------------
of the period with respect to which United is required to make payments of additional contingent Purchase Price pursuant to Section 1.5, the Corporation will, and United will cause the Corporation to, continue to recognize revenue in accordance with generally accepted accounting principles, and operate in a commercially reasonable manner consistent with general industry standards; provided, that the Corporation may operate, and United may cause the Corporation to operate, in any manner in the Corporation's or United's sole discretion.

     1.   INDEMNIFICATION
          ---------------

7.1  INDEMNITY BY THE SHAREHOLDERS.  Each of the Shareholders, jointly and
     -----------------------------
severally, but subject to the limitations set forth in Section 7.2, covenants and agrees that he or she will indemnify and hold harmless United, the Corporation and their respective directors, officers and agents and their respective successors and assigns (the "UNITED INDEMNITEES"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, any "Environmental Site Losses" (as such term is hereinafter defined) identified by a United Indemnitee in a Claims Notice (as defined in Section 7.5(a)), or asserted by a United Indemnitee in litigation commenced against the Shareholders provided that in either case any such Claims Notice shall be given or the
--------
litigation commenced prior to the expiration of the periods set forth in
Section 7.2(c) (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "SHAREHOLDER INDEMNITY EVENTS"):

          1. Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant (including, if applicable, the Shareholders' obligation to make payments to United pursuant to Section 1.4(a)) on the part of the Shareholders or the Corporation pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to United pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, United relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

          1. "ENVIRONMENTAL SITE LOSSES," which shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any Facility, any UST (whether the existence of the UST is known or not) or any other site relating to the period such site was owned, leased, operated or used by the Corporation prior to the Closing Date, including, but not limited to (i) any actual or alleged violation of any law or regulation respecting the protection of the environment, or any other law or regulation respecting the protection of the air, water and land occurring prior to the Closing Date and (ii) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any Release of pollutants (including odors) or Hazardous Materials from any Facility, any UST (whether the existence of the UST is known or not) or any other environmental site resulting from activities thereat occurring prior to the Closing Date, whether such Release is into the air, water (including groundwater) or land and whether such Release occurring before, during or after the Closing Date. The term "RELEASE" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment.

          1. Any liability arising from all claims, suits and proceedings which are pending against the Corporation as of the Closing Date, all contingent liabilities and, to the knowledge of the Corporation and the Shareholders, all claims, suits and proceedings threatened and anticipated against the Corporation as of the Closing Date, whether listed on Schedule 3.8(b) or not.

          1. Any liability arising from any open years, examinations in progress, extensions of statute of limitations or claims against the Corporation relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the Effective Date, whether listed on Schedule 3.18 or not.

          1. All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

7.2  LIMITATIONS ON SHAREHOLDERS' INDEMNITIES.
     ----------------------------------------

          a) The obligations of the Shareholders to indemnify the United Indemnitees as provided in Section 7.1 shall be equal to the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, expenditures and Environmental Site Losses with respect to any or all Shareholder Indemnity Events exceed $350,000 (the "GENERAL DEDUCTIBLE AMOUNT"); provided, that the amount of any obligation of indemnity arising pursuant to Section 7.1(a) with respect to any representation, warranty, agreement or covenant contained in Sections 1.4(a), 3.2 through 3.4, 3.5(b), 3.5(c), 3.18, 5.2(c) (as it relates to estoppel certificates that have not been delivered as of the Closing Date by landlords under real estate leases) and 6.6 hereof and pursuant to Sections 7.1(c) and 7.1(d) shall not be subject to the General Deductible Amount. The amount of any obligation of indemnity with respect to Section 7.1(b), Section 7.1(c), Section 7.1(d) and Section 7.1(e) (to the extent
     Section 7.1(e) relates to Section 7.1(b) and Section 7.1(c)) shall be increased by all costs incurred by the Corporation or United in connection with their reasonable efforts to collect any amounts from insurance companies, if any, providing insurance coverage for events giving rise to such obligations of indemnity with respect to Section 7.1(b), Section 7.1(c) and Section 7.1(e) (to the extent Section 7.1(e) relates to Section 7.1(b) and Section 7.1(c)), and shall be reduced by the amount of any such obligation of indemnity which is covered and paid by such insurance coverage. The Corporation or United shall be required to use only reasonable efforts to collect any amounts from the applicable insurance companies, if any, providing such insurance coverage and if the Corporation or United are unable to obtain insurance coverage payments from the applicable insurance companies, if any, then the Shareholder's obligation of indemnity with respect to Section 7.1(b), Section 7.1(c) and Section 7.1(e) (to the extent Section 7.1(e) relates to Section 7.1(b) and Section 7.1(c)) shall not be so reduced.

          a) The maximum amount which United can recover as a result of one or more Shareholder Indemnity Events pursuant to the provisions hereof for Claims shall not in the aggregate exceed $40,000,000.00; provided, that the maximum amount United can recover as a result of a Shareholder Indemnity Event relating to a breach of the Shareholders' payment obligation under
     Section 1.4(a) shall not be subject to the limitations set forth in this
     Section 7.2(b) and shall not be aggregated with other Shareholder Indemnity for purposes of this Section 7.2(b).

          a) The obligations of the Shareholders under Section 7.1 shall expire, unless a Claims Notice is given or litigation is commenced, on or prior to the earlier of the third anniversary of the Closing Date or expiration of the applicable statute of limitations, except that the obligations of the Shareholders under Section 7.1 with respect to Section

     3.18 and Section 6.6 shall expire on the expiration of the applicable statute of limitations.

7.3  INDEMNITY BY UNITED.  Subject to the limitations set forth in Section 7.4,
     -------------------
United covenants and agrees that it will indemnify and hold harmless the Shareholders (the "SHAREHOLDER INDEMNITEES"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), and expenditures identified by a Shareholder Indemnitee in a Claims Notice, or asserted by a Shareholder Indemnitee in litigation commenced against United provided that in either case any such Claims Notice shall be
               --------
given or the litigation commenced prior to the expiration of the periods set forth in Section 7.4(c) (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "UNITED INDEMNITY EVENTS"):



          1. Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant (including United's obligation to make payments to the Shareholders pursuant to Sections 1.1, 1.2, 1.4(a), 1.5 and, if applicable, United's obligation to make additional payments to the Shareholders pursuant to Section 1.4(a)) on the part of United pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate or other instrument furnished or to be furnished to the Shareholders pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, the Shareholders relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

          1. All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

7.4  LIMITATIONS ON UNITED'S INDEMNITIES.
     -----------------------------------

          a) The obligations of United to indemnify the Shareholder Indemnitees as provided in Section 7.3 shall be equal to the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses and expenditures with respect to any or all United Indemnity Events exceed the General Deductible Amount; provided, that the amount of any obligation of indemnity arising pursuant to Section 7.3(a) with respect to any representation, warranty, agreement or covenant contained in Sections 1.1, 1.2, 1.4(a), 1.5, 4.2 and 4.3 hereof shall not be subject to the General Deductible Amount.

          a) The maximum amount which the Shareholders can recover as a result of one or more United Indemnity Events pursuant to the provisions hereof for Claims shall not in the aggregate exceed $40,000,000.00; provided, that the maximum amount the Shareholders can recover as a result of a United Indemnity Event relating to a breach of

     United's payment obligations under Sections 1.1, 1.2, 1.4(a) and 1.5 shall not be subject to the limitations set forth in this Section 7.4(b) and shall not be aggregated with other United Indemnity Events for purposes of this Section 7.4(b).

          a) The obligations of United under Section 7.3 shall expire, unless a Claims Notice is given or litigation is commenced, on or prior to the earlier of third anniversary of the Closing Date or the applicable statute of limitations.

7.5  NOTICE OF INDEMNITY CLAIM.
     -------------------------

          1. In the event that any claim ("CLAIM") is hereafter asserted against or arises with respect to any United Indemnitee or Shareholder Indemnitee (an "INDEMNITEE") as to which such Indemnitee may be entitled to indemnification hereunder, the United Indemnitee shall notify the Shareholders or the Shareholder Indemnitee shall notify United, as the case may be, (collectively, the "INDEMNIFYING PARTY") in writing thereof (the "CLAIMS NOTICE") within 10 days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (iii) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

          1. The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) do not exceed the limit set forth in Section 7.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify the Indemnitee with respect to such action. The Indemnitee may participate, at the Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of the Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

          1. If, within 30 days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 7.5(b) and elected to defend the Claim, the Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within 30 days after demand therefor, reimburse the Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

          1. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 7.5 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

          1. In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

7.6  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  The
     ------------------------------------------------------
representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "REPRESENTATIONS AND WARRANTIES") and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby.

7.7  NO EXHAUSTION OF REMEDIES OR SUBROGATION; RIGHT OF SET OFF.  Each of the
     ----------------------------------------------------------
Shareholders waives any right to require any United Indemnitee to (i) proceed against the Corporation; (ii) proceed against any other person; or (iii) pursue any other remedy whatsoever in the power of any United Indemnitee. United may, but shall not be obligated to, set off against any and all payments due the Shareholders pursuant to the Hold Back or under any other agreement, any amount to which any United Indemnitee is entitled to be indemnified hereunder with respect to any Indemnity Event. Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnities may have against any of the Shareholders or his successors.

     1. OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND UNITED
        -----------------------------------------------------------

8.1  RESTRICTIVE COVENANTS OF THE SHAREHOLDERS.  As to the Corporation, the
     -----------------------------------------
Shareholders and their Affiliates acknowledge that (i) United, as the purchaser of the Corporation's Stock, is and will be engaged in the same business as the Corporation (the "BUSINESS");
(ii) the Shareholders and their Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted in the States of Oregon, Idaho and Washington and United intends to continue the Business in Oregon, Idaho and Washington and intends, by acquisition or otherwise, to expand the Business into other geographic areas of Oregon, Idaho and Washington where it is not presently conducted; (iv) the Shareholders and their Affiliates have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 8.1 are essential to protect the Business and the goodwill being acquired; and (vi) the Shareholders and their Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this Section 8 will not impair such ability. Each of the Shareholders covenants and agrees as set forth in (a), (b), (c), (d) and
(e) below with respect to the Corporation:

          1. NON-COMPETE. For a period commencing on the Effective Date and terminating five years thereafter (the "RESTRICTED PERIOD"), neither the Shareholders nor any of their Affiliates (other than Irwin's children) shall, anywhere in any of the states of Oregon, Idaho and Washington (the "RESTRICTED TERRITORY"), directly or indirectly, acting individually or as the owner, shareholder, partner, or employee of any entity, (i) engage in the operation of any equipment rental, sales or leasing business; (ii) enter the employ of, or render any personal or consulting services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; (iii) as owner or lessor of real estate or personal property, rent or lease any facility, equipment or other assets to any business engaged in the same business as the Corporation; or (iv) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee or lender; provided, however, that any of the Shareholders may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that none of the Shareholders is a controlling person of, or a member of a group which controls, such business and further provided that the Shareholders do not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business.

          1. CONFIDENTIAL INFORMATION. During the Restricted Period and thereafter, the Shareholders and their respective Affiliates (other than Irwin's children) shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others (including, but not limited to, Irwin's children), all data and information relating to the Business ("CONFIDENTIAL INFORMATION"), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by any of the Shareholders, or (ii) is general knowledge in the equipment rental, sales or leasing business and not specifically related to the Business.

          1. PROPERTY OF THE BUSINESS. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Shareholders or the Corporation or made available to them relating to the Business, but excluding any materials (other than the minute books of the Corporation) maintained by any attorneys for the Corporation or the Shareholders prior to the Closing, are and shall be the property of United and have been delivered or will be delivered or made available to United at the Closing.

          1. NON-SOLICITATION. Except for the individuals identified in Schedule 8.1(d) and which individuals will not be contacted without thirty (30) days' prior written notice to United, without the consent of United, which may be granted or withheld by United in its discretion, each of the Shareholders and his or her Affiliates shall not solicit any employees of the Corporation to leave the employ of the Corporation and join the Shareholders or any Affiliate in any business endeavor owned or pursued by the Shareholders.

          a) NO DISPARAGEMENT. From and after the Closing Date, the Shareholders shall not, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate United or any of its subsidiaries, or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Shareholders from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise. A statement shall be deemed denigrating or derogatory to any person or entity if it adversely affects the regard or esteem in which such person or entity is held by investors, lenders or licensing, rating, or regulatory entities. Without limiting the generality of the foregoing, none of the Shareholders shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any person, entity or governmental or regulatory body or agency who or which has dealings or prospective dealings with any such company or jurisdiction or prospective jurisdiction over any such company. This paragraph does not apply to the extent that testimony is required by legal process, provided that United has received not less than five days' prior written notice of such proposed testimony or such lesser notice as the Shareholders shall have received.

8.2  RESTRICTIVE COVENANT OF UNITED.  United covenants and agrees that from and
     ------------------------------
after the Closing Date, the directors and the executive officers (as defined under Rule 405 under the Act) of United shall not, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate the Shareholders (or any officer, general or limited partner or employee of I.S. Properties), or any product or service or procedure of the

Shareholder whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by United from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise. A statement shall be deemed denigrating or derogatory to any person or entity if it adversely affects the regard or esteem in which such person or entity is held by investors, lenders or licensing, rating, or regulatory entities. Without limiting the generality of the foregoing, the directors and executive officers of United shall not, directly or indirectly in any way in respect of any Shareholder (or any officer, general or limited partner or employee of I.S. Properties) communicate with, or take any action which is adverse to the position of any Shareholder (or any officer, general or limited partner or employee of I.S. Properties) with any person, entity or governmental or regulatory body or agency who or which has dealings or prospective dealings with any such Shareholder or jurisdiction or prospective jurisdiction over any such Shareholder. This paragraph does not apply to the extent that testimony is required by legal process, provided that the applicable Shareholder has received not less than five days' prior written notice of such proposed testimony or such lesser notice as United shall have received.

8.3  RIGHTS AND REMEDIES UPON BREACH.  If any of the Shareholders or any of
     -------------------------------
their Affiliates, or any of the directors or executive officers of United, as the case may be, breaches, or threatens to commit a breach of, any of the provisions of Section 8.1 or Section 8.2, respectively (the "RESTRICTIVE COVENANTS"), United or the Shareholders, as the case may be, shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to United or the Shareholders, as the case may be, at law or in equity:



          1. SPECIFIC PERFORMANCE. (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to United and that money damages would not provide an adequate remedy to United. Accordingly, in addition to any other rights or remedies, United shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Shareholders from any violation thereof.

          (ii) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Shareholders and that money damages would not provide an adequate remedy to the Shareholders. Accordingly, in addition to any other rights or remedies, the Shareholders shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain United from any violation thereof.

          1. ACCOUNTING. The right and remedy to require the Shareholders to account for and pay over to United all compensation, profits, monies, accruals, increments or other benefits derived or received by the Shareholders as the result of any transactions constituting a breach of the Restrictive Covenants.

          1. SEVERABILITY OF COVENANTS. Each of the Shareholders and United acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          1. BLUE-PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

           1. ENFORCEABILITY IN JURISDICTION. United and the Shareholders intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of United and the Shareholders that such determination not bar or in any way affect United's or the Shareholders' right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     1. GENERAL

9.1  ASSIGNMENT.  This Agreement shall be binding upon and shall inure to the
     ----------
benefit of the parties hereto, the successors or assigns of United and the heirs, legal representatives or assigns of the Shareholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its, his or her responsibilities under this Agreement.

9.2  COUNTERPARTS.  This Agreement may be executed in two or more counterparts,
     ------------
each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.3  NOTICES.  All notices, requests, demands and other communications hereunder
     -------
shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one business day following deposit with an air courier service:

If to the Shareholders:             At the addresses set forth on Schedule 3.2.

With a copy to:                     D. John Thornton, Esq.
                                    D. John Thornton & Associates, P.A.
                                    The Golden Eagle at Forest River
                                    1101 West River Street, Suite 340
                                    Boise, Idaho  83702-7067
                                    Fax: (208) 344-8720

If to United:                       United Rentals, Inc.
                                    Four Greenwich Office Park
                                    Greenwich, CT  06830
                                    Attention:  John Milne
                                    Fax:  (203) 622-6080

With a copy to:                     Oscar D. Folger, Esq.
                                    521 Fifth Avenue
                                    New York, NY 10175
                                    Fax:  (212) 697-7833

                                    and

                                    Robert D. Evans, Esq.
                                    Shartsis, Friese & Ginsburg LLP
                                    One Maritime Plaza, 18th Floor
                                    San Francisco, CA   94111
                                    Fax:  (415) 421-2922

9.4  ATTORNEYS' FEES.  In the event of any dispute or controversy between United
     ---------------
on the one hand and the Corporation or the Shareholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

9.5  APPLICABLE LAW AND VENUE.  This Agreement shall be governed by and
     ------------------------
construed in accordance with the laws of the State of Washington without regard to its conflict of laws provisions. The parties hereto agree that any suit, action or proceeding seeking to enforce the decision of the arbitrator rendered pursuant to Section 10 hereof or any other suit action or proceeding relating to this Agreement shall be instituted in the United States District Court or Washington State Court in Seattle, Washington.

9.6  PAYMENT OF FEES AND EXPENSES.  Whether or not the transactions herein
     ----------------------------
contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder (including, in the case of the Shareholders, any such fees, expenses and disbursements paid or accrued by, or charged to, the Corporation).

9.7  INCORPORATION BY REFERENCE.  All Schedules and Exhibits attached hereto are
     --------------------------
incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

9.8  CAPTIONS.  The captions in this Agreement are for convenience only and
     --------
shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

9.9  NUMBER AND GENDER OF WORDS.  Whenever the singular number is used herein,
     --------------------------
the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

9.10 ENTIRE AGREEMENT.  This Agreement (including the Schedules and Exhibits
     ----------------
hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between the Corporation, the Shareholders and United and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Corporation, the Shareholders and United acting through its officers, thereunto duly authorized by its Board of Directors.

9.11 WAIVER.  No waiver by any party hereto at any time of any breach of, or
     ------
compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

9.12 CONSTRUCTION.  The language in all parts of this Agreement must be in all
     ------------
cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "DAY" are deemed to be a reference to a calendar day. All references to "BUSINESS DAY" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Connecticut or Washington. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

     1. ARBITRATION AND DISPUTE RESOLUTION. THE PARTIES WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING ANY RIGHT TO A JURY TRIAL, WITH RESPECT TO ANY DISPUTE CONCERNING DETERMINATION OF THE ADJUSTMENTS TO THE PURCHASE PRICE AND DETERMINATION OF THE ADDITIONAL CONTINGENT PURCHASE PRICE UNDER SECTIONS 1.3, 1.4, 1.5 AND 1.6 ONLY. The parties agree that in the event United and the Shareholders' Representative are unable to resolve a dispute concerning determination of the Adjustments to the Purchase Price, such dispute shall be resolved exclusively by arbitration to be conducted only in Seattle, Washington in accordance with the rules of the Judicial Arbitration and Mediation Service ("JAMS") applying the laws of Washington. The parties agree that such arbitration shall be conducted by a retired judge who is experienced in dispute resolution regarding business acquisitions and accounting matters, that discovery shall not be permitted except as required by the rules of JAMS, that the arbitration award shall not include factual findings or conclusions of law, and that no punitive damages shall be awarded. The parties understand that any party's right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited. Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction as otherwise provided by law. The preceding portion of this Section does not apply to any dispute relating to any other provision of the Agreement, or to any other aspect of the transactions contemplated herein, and such other disputes may be resolved by the parties by any means available, including without limitation court action and a jury trial. The parties expressly do not waive any right to pursue any remedy available with respect to any dispute other than one concerning determination of the Adjustments to the Purchase Price and determination of the additional contingent Purchase Price under Sections 1.3, 1.4, 1.5 and 1.6, and expressly do not waive the right to trial with respect any other dispute.

     1. GLOSSARY.  The definitions of the terms used below can be found at the
        --------
Section indicated:

Term                                            Section
----                                            -------
Act                                             Section 3.39(a)
Affiliate                                       Section 3.11(a)
Balance Sheet Date                              Section 3.7
Brian                                           Eighth Whereas
Brian Employment Agreement                      Section 5.1(g)
business day                                    Section 9.12
Business                                        Section 8.1
Claim                                           Section 7.5(a)
Claims Notice                                   Section 7.5(a)
Closing                                         Section 2
Closing Date                                    Section 2
Code                                            Section 3.17(c)
Confidential Information                        Section 8.1(b)
Corporate Property                              Section 3.12(b)
Corporation                                     Preamble
Corporation's Stock                             Third Whereas
day                                             Section 9.12
Development Agreement                           Seventh Whereas
Effective Date                                  Section 2
Effective Date Debt                             Section 1.3(a)
Effective Date Accounts Receivable              Section 1.3(b)
Effective Date Liabilities                      Section 1.3(c)
Effective Date Working Capital                  Section 1.3(b)
Environmental Laws                              Section 3.24
Environmental Site Losses                       Section 7.1(b)

Equipment                                       Section 1.4(b)
Equipment Adjustment                            Section 1.4(b)
ERISA                                           Section 3.17(a)
Escrow Agent                                    Section 1.4(a)
Escrow Agreement                                Section 1.4(a)
Excluded Assets                                 Section 1.6
Facilities                                      Section 3.10(b)
Facility                                        Section 3.10(b)
Facility Property                               Section 3.10(b)(iii)
Financial Statements                            Section 3.7
Four S                                          Fifth Whereas
General Deductible Amount                       Section 7.2(a)
Golden Parachute Payment                        Section 3.17(c)
Governmental Permits                            Section 3.10(a)
Hazardous Material                              Section 3.24
Hazardous Waste                                 Section 3.24
Hold Back                                       Section 1.4(a)
Indemnitee                                      Section 7.5(a)
Indemnifying Party                              Section 7.5(a)
Irwin                                           Preamble
Irwin Employment Agreement                      Section 5.1(d)
I.S. Properties                                 Preamble
James                                           Eighth Whereas
James Employment Agreement                      Section 5.1(e)
JAMS                                            Section 10
knowledge                                       Section 3.36
Landlord                                        Fifth Whereas
Laws                                            Section 3.24
Leases                                          Fifth Whereas
Liabilities Adjustment                          Section 1.4(c)
Liabilities Value                               Section 1.4(c)
March 31 Accounts Receivable                    Section 1.3(b)
March 31 Current Assets                         Section 1.3(b)
March 31 Current Liabilities                    Section 1.3(b)
March 31 Working Capital                        Section 1.3(b)
Permitted Liens                                 Section 3.12(c)
Prospectus                                      Section 3.39(c)
Purchase Option Assignment Agreement            Sixth Whereas
Purchase Price                                  Section 1.1
Recipient                                       Section 3.17(c)
Redeemed Stock                                  Second Whereas
Registration Rights Agreement                   Section 5.1(h)
Release                                         Section 7.1(b)
Rental Asset Listing                            Section 1.4(b)
Rental Ready                                    Section 1.4(b)
Representations and Warranties                  Section 7.6
Required Governmental Consents                  Section 3.10(a)

Restricted Period                               Section 8.1(a)
Restricted Territory                            Section 8.1(a)
Restrictive Covenants                           Section 8.3
SEC                                             Section 3.39(c)
Shareholders                                    Preamble
Shareholder Indemnitees                         Section 7.3
Shareholder Indemnity Events                    Section 7.1
Shareholders' Representative                    Section 6.8(a)
Steve                                           Eighth Whereas
Steve Employment Agreement                      Section 5.1(f)
Target Market                                   Section 1.5
Trailing Twelve Months Revenue                  Section 1.5
United                                          Preamble
United Indemnitees                              Section 7.1
United Indemnity Events                         Section 7.3
United Stock                                    Section 1.2
UST                                             Section 3.26
Working Capital Adjustment                      Section 1.4(d)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.


        THE CORPORATION:                                 POWER RENTS, INC.



                         By:
                            ---------------------
                         Irwin Schimmel
                         President

        THE SHAREHOLDERS:                                IRWIN SCHIMMEL






                         I.S. PROPERTIES, L.P.




                         Irwin Schimmel
                         General Partner


                UNITED:                              UNITED RENTALS, INC.



                         By:
                             --------------------
                         John Milne, Vice Chairman and
                         Chief Acquisition Officer